UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
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Blue Bird Corporation
(Name of registrant as specified in its charter)
____________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 31, 2020
Dear Fellow Shareholder:
You are cordially invited to join Blue Bird Corporation’s Board of Directors and senior leadership at the 2020 Annual Meeting of Stockholders, which will be held at 9:00 a.m. local time on Wednesday, March 4, 2020, at the Macon Marriott City Center, 240 Coliseum Drive, Macon, GA 31217.
The accompanying Notice of the Annual Meeting and Proxy Statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. The Company’s 2019 Annual Report to Stockholders is also enclosed.
We hope that you will be able to attend the meeting. Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy.
You may submit your proxy either by returning the enclosed proxy card or voting instruction form, or by submitting your proxy via Smartphone/Tablet or the Internet. If you submit your proxy before the meeting but later decide to attend the meeting in person, you may still vote in person at the meeting.
Thank you for your continued support.
Sincerely,

/s/ Phil Horlock
Phil Horlock
Chief Executive Officer and Director
Blue Bird Corporation

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 4, 2020

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Blue Bird Corporation (the “Company”) will be held on Wednesday, March 4, 2020 at the hour of 9:00 a.m. (local time) at the Macon Marriott City Center, 240 Coliseum Drive, Macon, Georgia 31217, for the following purposes:

1.    TO ELECT three (3) Class III members of the Board of Directors named in the Proxy Statement for a term of three (3) years, and until their successors are elected and qualified;
2.    TO APPROVE the Blue Bird Corporation Amended and Restated 2015 Omnibus Equity Incentive Plan (the “Amended and Restated Incentive Plan”);
3.    TO VOTE, on a non-binding advisory basis, to approve the compensation of our Named Executive Officers, as described in the Compensation Discussion and Analysis and Executive Compensation sections of our Proxy Statement (a “say-on-pay” vote); and
4.    TO VOTE, on a non-binding advisory basis, on how frequently the stockholders will be provided a “say-on-pay” vote, either every one, two or three years;
5.     TO RATIFY the appointment of BDO USA, LLP as our independent registered public accounting firm for the current fiscal year ending October 3, 2020; and
To transact such other business that may properly come before the meeting.
Holders of record of the Company’s common stock, $0.0001 par value (the “Common Stock”) at the close of business on January 17, 2020 (the “Record Date”) will be entitled to notice of and to vote at the meeting and any postponements or adjournments thereof. To attend the annual meeting you must have valid proof of identification and other proof of beneficial ownership of the Company’s Common Stock (such as a brokerage statement reflecting your stock ownership) as of the Record Date.
You may vote by mail, Smartphone/tablet, or the Internet to the extent described in the Company’s Proxy Statement.
Audited financial statements as of and for the year ended September 28, 2019 and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations are included in our Annual Report on Form 10-K, such portions of which are also contained in the Annual Report to Stockholders included with this Notice and Proxy Statement.
Whether or not you expect to be present, please mark, sign, date, and return the enclosed proxy promptly in the envelope provided, or vote via mobile phone or the Internet. Giving the proxy will not affect your right to vote in person if you attend the meeting.

DATED at Macon, Georgia the 31st day of January, 2020.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Phil Horlock
Phil Horlock
Chief Executive Officer and Director
Blue Bird Corporation

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on March 4, 2020: This Proxy Statement is available free of charge on the Internet at: https://www.cstproxy.com/blue-bird/2020.

BLUE BIRD CORPORATION
PROXY STATEMENT

Unless otherwise indicated, or the context otherwise requires, “Company”, “Blue Bird”, “we”, “our” or “us” refers to Blue Bird Corporation and its direct and indirect subsidiaries. The Company’s principal executive offices are located at 3920 Arkwright Road, Suite 200, Macon, Georgia 31210.
This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation of proxies by Blue Bird’s Board of Directors (the “Board”) on behalf of the Company, for use at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company’s common stock, $0.0001 par value (the “Common Stock”) to be held on Wednesday, March 4, 2020 at the hour of 9:00 a.m. (local time), at the Macon Marriott City Center, 240 Coliseum Drive, Macon, GA 31217, and at all postponements or adjournments thereof, for the purposes set forth in the accompanying notice of the Annual Meeting (the “Notice of Meeting”).
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we mailed the Notice of Meeting and this accompanying Proxy Statement on or about January 31, 2020 to our stockholders of record (the “Stockholders”) as of the close of business on January 17, 2020 (the “Record Date”). We also provided access to our proxy materials over the Internet beginning on that date. If you would like to receive an additional printed copy of our proxy materials, you should follow the instructions for requesting such materials included in this Proxy Statement.
RECORD DATE; PROXIES; VOTING
Who Can Vote; Votes per Share
The Board has set January 17, 2020 as the Record Date for determining voter eligibility. At the Meeting, each Stockholder of record of Common Stock at the close of business on the Record Date will be entitled to vote on all matters proposed to come before the Annual Meeting. Each such Stockholder of record will be entitled to one (1) vote per share of Common Stock on each matter submitted to a vote of the Stockholders, as long as those shares are represented at the Meeting, either in person or by proxy. As of the Record Date, there were 26,724,191 shares of Common Stock outstanding.

How to Vote; Submitting Your Proxy; Revoking Your Proxy

You may vote your shares either by voting in person at the Annual Meeting, by submitting a completed form of proxy in the manner described in this Proxy Statement, or by Smartphone/tablet or via the Internet. By submitting your form of proxy, you are legally authorizing another person to vote your shares. The persons specified on the enclosed form of proxy are officers of the Company.

If you plan to attend the meeting and vote in person, we will provide a ballot to you when you arrive; however, if your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in Blue Bird’s record of stockholders, and you are considered a “Beneficial Holder”. Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares. If you are a Beneficial Holder, please refer to the information from your bank, broker or other nominee on how to submit voting instructions, which includes the deadlines for submission of voting instructions. Beneficial Holders may vote shares held in street name at the Annual Meeting only if they obtain a signed proxy from the record holder (bank, broker or other nominee) giving the Beneficial Holder the right to vote the shares.
Your proxy is revocable. A Beneficial Holder that has given instructions to its nominee with respect to the voting of its Common Stock may instruct the nominee to thereafter revoke the relevant proxy in accordance with the instructions provided to the Beneficial Holder by its bank, broker or other nominee. A registered Stockholder that has submitted a form of proxy may revoke the proxy: (i) by completing, signing and submitting a form of proxy bearing a later date; (ii) by notifying Mr. Paul Yousif, the Company’s Secretary, by email at paul.yousif@blue-bird.com, or in writing to Mr. Paul Yousif, Secretary, c/o Blue Bird Corporation, 3920 Arkwright Road, Suite 200, Macon, Georgia 31210, before the Annual Meeting that you have revoked your proxy, or (iii) you may attend the Annual Meeting, revoke your proxy and vote in person. Attendance at the Annual Meeting will not itself be deemed to revoke your proxy unless you give notice at the meeting that you intend to revoke your proxy and vote in person as described above.
Even if you plan to attend the Annual Meeting, we encourage you to vote in advance so that your vote will be counted if you later decide not to attend the Annual Meeting. Voting your proxy by the Internet, telephone or mail will not limit your right to vote at the Annual Meeting if you later decide to attend in person, subject to compliance with the foregoing requirements.
How Your Proxy Will be Voted; Discretionary Authority of Proxies
The persons named in the accompanying form of proxy will vote the shares of Common Stock in respect of which they are appointed in accordance with the instructions of the Stockholder as indicated in the form of proxy. In the absence of such specification, such Common Stock will be voted at the Annual Meeting as follows:

•	FOR the election of each of the director nominees as directors of the Company for a term of three (3) years, and until their successors are elected and qualified;

•	FOR the approval of the Amended and Restated Incentive Plan;

•	FOR the approval of the compensation of our Named Executive Officers;

•	FOR the frequency of the advisory vote on executive compensation to be set at three years; and

•	FOR the ratification of BDO USA, LLP as our independent registered public accounting firm for the fiscal year 2020.

The persons named in the accompanying form of proxy are conferred with discretionary authority to vote the shares of Common Stock in respect of which they are appointed on any amendments to or variations of matters identified in the Notice of Meeting and Proxy Statement and on any other matters that are properly brought up at the Annual Meeting. In addition, a Stockholder will confer discretionary authority to the proxy holder in respect of one or more of the items of business identified on the proxy form if the Stockholder properly completes and delivers the proxy but leaves blank the voting selection for that item on the form. In the event that amendments or variations to matters identified in the Notice of Annual Meeting and Proxy Statement, or other matters are properly brought up at the Annual Meeting, it is the intention of the persons designated in the enclosed proxy card to vote in accordance with their discretion and judgment on such matter or business. At the time of printing the Proxy Statement, the members of the Board knew of no such amendments, variations or other matters.
Quorum; Votes Necessary to Approve the Proposal
Pursuant to the Company’s Certificate of Incorporation and bylaws, a quorum for the transaction of business at the Annual Meeting is established if holders of a majority in voting power of the Company’s Common Stock issued and outstanding and entitled to vote at the Annual Meeting, are present in person or represented by proxy. For purposes of determining a quorum in accordance with Delaware law, abstentions will be counted as present in determining whether a quorum is established; broker “non-votes” will not be counted towards the establishment of a quorum. Abstentions and broker “non-votes” will not be counted as votes cast and will not affect the voting results for any of the proposals identified in the Notice of Annual Meeting. A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a Beneficial Holder refrains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the Beneficial Holder on how to vote those shares. Under current NASDAQ Global Market (“Nasdaq”) rules, your broker will not have discretion to vote your uninstructed shares with respect to any of the proposals except the proposal to ratify the appointment of our independent registered public accounting firm.
The proposals being considered and voted on at the Annual Meeting are subject to the following standards for approval:

Proposal 1 - To elect directors, a plurality of the votes cast is required. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors.

Proposals 2, 3, 4 and 5 - The remaining proposals require the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the Annual Meeting.

Electronic Availability

In compliance with the proxy rules promulgated by the SEC, our Proxy Statement and 2019 Annual Report to Stockholders are available over the Internet at https://www.cstproxy.com/blue-bird/2020, a website established specifically for access to such materials. Such materials are also available on the Company’s website at www.blue-bird.com.
Cost of Solicitation of Proxies; Tabulation of Votes
The Company will bear the cost of soliciting proxies on behalf of the Company. Our directors, officers and employees may also solicit proxies in person or by telephone, electronic transmission and facsimile transmission. We will not be specially compensating our directors, officers and employees for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. We will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to Beneficial Holders of our Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding beneficial ownership of shares of our Company’s Common Stock on January 17, 2020 by:

•	each person who is known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Common Stock;

•	each of our executive officers, directors and director nominees; and

•	all executive officers and directors of our Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, or has the right to acquire beneficial ownership of the security within sixty (60) days, including options, rights, warrants or convertible securities that are currently exercisable or exercisable within sixty (60) days. As of January 17, 2020, there were 26,724,191 shares of Common Stock issued and outstanding.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name of Beneficial Owner	Amount of Shares of Common Stock	Percent of Class (%)
5% or Greater Stockholders
ASP BB Holdings LLC (1)	11,030,150	41.3
Osterweis Capital Management, LLC (2)	2,437,938	9.1
SEB Investment Management AB (3)	1,596,090	6.0
T. Rowe Price Group (4)	1,467,571	5.5

Directors, Nominees and Executive Officers
Phil Horlock (5)	438,283	1.6
Phil Tighe (6)	110,776	*
Thomas A. Roberts (7)	59,228	*
Mark Terry	22,957	*
Charles R. (Trey) Jenkins III (8)	18,624	*
Paul Yousif	19,197	*
Gurminder S. Bedi	16,725	*
Chan W. Galbato	21,085	*
Douglas Grimm	8,006	*
Kevin S. Penn	—	—
Connor Wentzell	—	—
Alan H. Schumacher	16,725	*
Kathleen M. Shaw, Ph.D.	2,953	*
All directors and executive officers as a group (13 persons) (9)	734,559	2.7

*	Less than one percent.
(1)	Based upon a Schedule 13D/A filed by the reporting person in October 2018. The address of ASP BB Holdings is c/o American Securities LLC, 299 Park Avenue, 34th Floor, New York, New York 10171.
(2)
Based upon a Schedule 13G/A filed by the reporting person in February 2019.Osterweis Capital Management, LLC (“Osterweis”) previously owned 400,000 shares of our Series A Convertible Preferred Stock, all of which was converted to our common stock. The address of Osterweis is One Maritime Plaza, Suite 800, San Francisco, CA 94111.

(3)
Based upon a Schedule 13G filed by the reporting person in February 2019. The address of SEB Investment Management AB is c/o Skandinaviska Enskilda Banken AB, Kungstradgardsgatan 8, Stockholm V7 106 40.

(4)	Based upon a Schedule 13G/A filed by the reporting person in February 2019. The address of T. Rowe Price Group, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.
(5)	Includes 116,586 shares subject to presently exercisable stock options.
(6)	Includes 32,696 shares subject to presently exercisable stock options.
(7)	Includes 25,814 shares subject to presently exercisable stock options.
(8)	Includes 8,476 shares subject to presently exercisable stock options
(9)	Includes 183,572 shares subject to presently exercisable stock options and 34,977 director restricted stock units.

PROPOSAL ONE
ELECTION OF DIRECTORS

The Company’s Board is presently comprised of eight (8) members, and is classified into three separate classes of directors. One class of directors is normally elected at each annual meeting of stockholders for a term of three (3) years. At the 2020 Annual Meeting, Stockholders will elect three (3) members to the Board, each of whom will serve as a Class III director, to hold office until the 2023 Annual Meeting of Stockholders. The Board has nominated Douglas Grimm, Phil Horlock and Connor Wentzell for election as Class III directors for terms of office of three (3) years, and until their successors are elected and qualified.

The terms of the Class I directors, including Gurminder S. Bedi, Kevin Penn and Alan H. Schumacher, will expire at the Annual Meeting of Stockholders in 2021. The terms of the Class II directors, including Chan W. Galbato and Kathleen M. Shaw, Ph.D., will expire at the Annual Meeting of Stockholders in 2022. See “INFORMATION CONCERNING MANAGEMENT” for more information on our Board Members.
It is the intention of the proxy agents named in the proxy, unless otherwise directed, to vote such proxies for the election of the Class III nominees. Should any of such nominees be unable to accept the office of director, an eventuality which is not anticipated, proxies may be voted with discretionary authority for a substitute nominee or nominees designated by the Board.

The Board unanimously recommends that stockholders vote “FOR” the election of Douglas Grimm, Phil Horlock and Connor Wentzell.

PROPOSAL TWO
APPROVAL OF THE BLUE BIRD CORPORATION AMENDED AND RESTATED
2015 OMNIBUS EQUITY INCENTIVE PLAN

On September 14, 2014, our Board adopted the Blue Bird Corporation 2015 Omnibus Equity Incentive Plan, which was approved by our stockholders at a Special Meeting held on February 23, 2015.

On December 10, 2019, our Board approved the Amended and Restated 2015 Omnibus Equity Incentive Plan (the “Amendment and Restatement” or the “Incentive Plan”), which increases the number of shares of common stock reserved to and available for awards under the Incentive Plan from 3,700,000 shares to 5,200,000 shares, among other revisions. As required by Nasdaq regulations and certain federal tax laws, the Board has directed that the Amendment and Restatement be submitted to our Stockholders for approval at the Annual Meeting (the “Incentive Plan Proposal”). A copy of the full text of the Amended and Restated Incentive Plan is attached to this Proxy Statement as Appendix A and incorporated herein by reference.

The Amendment and Restatement provides for two material, substantive changes from the original Incentive Plan, as follows:

(1)	To increase the number of shares of common stock reserved to and available for awards under the Incentive Plan from 3,700,000 shares to 5,200,000 shares (Section 4.1(a)); and

(2)	To extend the term of the plan from the current expiration date of September 13, 2024 to December 10, 2029 (Sections 18.1 and 18.2).

The Amendment and Restatement also corrects certain outdated, stale or incorrect references and makes certain other immaterial clarifications.
The purpose of the Incentive Plan is to provide a means whereby our eligible employees, officers, non-employee directors and other individual service providers develop a sense of proprietorship and personal involvement in our development and financial success, and to encourage them to devote their best efforts to us. Our Board believes that the Incentive Plan will advance our interests and the interests of our stockholders through this purpose. By means of this Incentive Plan, we seek to retain the services of our employees, officers, non-employee directors and other individual service providers and to provide incentives for these persons to exert maximum efforts for our success.
Our board of directors unanimously recommends that our stockholders approve and adopt this Incentive Plan Proposal and the Amendment and Restatement of the Incentive Plan.
Description of the Incentive Plan
The following description of the principal terms of the Incentive Plan is a summary and is qualified in its entirety by the full text of the Incentive Plan, which is attached as Appendix A hereto.

Administration. The Incentive Plan will be administered by the Compensation Committee of our Board. The Compensation Committee has discretion to determine the individuals to whom, and the time or times at which, awards may be granted under the Incentive Plan, the number of shares of our common stock, units or other rights subject to each award, the exercise, base or purchase price of an award (if any), the type of award, the manner in which such awards will vest, become exercisable or payable, the performance criteria, performance goals and other terms and conditions applicable to awards. The Compensation Committee is authorized to interpret the Incentive Plan, to establish, amend and rescind any rules and regulations relating to the Incentive Plan and to make any other determinations that it deems necessary or desirable for the administration of the Incentive Plan. All decisions, determinations and interpretations by the Compensation Committee, and any rules and regulations under the Incentive Plan and the terms and conditions of or operation of any award, are final and binding on all participants. The Compensation Committee also has authority to amend any outstanding option or other award, provided that no such action shall adversely affect the rights of a participant. Subject to the change in control and adjustment provisions contained in the Incentive Plan, the Compensation Committee does not have the authority to reprice outstanding options without stockholder approval.

Eligibility. Any employee, officer, director, consultant, advisor or other individual service provider of ours or any of our subsidiaries, or any person who is determined by the Compensation Committee to be a prospective employee, officer, director, consultant, advisor or other individual service provider of ours or any of our subsidiaries is eligible to participate in the Incentive Plan. An entity providing us with consulting, advisory or other services is eligible to participate in the Incentive Plan as long as the entity qualifies as a “natural person” under applicable securities law requirements. As of December 31, 2019, Blue Bird had approximately 2,000 employees (including six executive officers) and seven non-employee directors who are eligible to participate in the Incentive Plan.

Shares Subject to the Incentive Plan. If the Incentive Plan Proposal is approved at the Annual Meeting, the aggregate number of shares of our common stock available for issuance under the Incentive Plan will be 5,200,000, subject to the adjustment provisions included in the Incentive Plan for stock splits, stock dividends or similar transactions. Incentive stock options may be granted under the Incentive Plan with respect to all of those shares. The number of shares of our common stock that may be issued with respect to “Full Value Awards” is 2,500,000. A Full Value Award is any award other than an option, stock appreciation right, or other award for which the participant pays the intrinsic value of the award (whether directly or by forgoing a right to receive a cash payment). To the extent that any award under the Incentive Plan that is payable in shares of our common stock is forfeited, cancelled, returned to us for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, the shares of common stock subject to the award will again be available for future grants. Common shares subject to an award under the Incentive Plan will not again be available for issuance if such shares are (i) withheld or tendered by a participant to pay the exercise price of a stock option or to satisfy tax withholding obligations associated with an award or (ii) subject to a stock appreciation right and not issued or delivered upon the net settlement of such stock appreciation right.
In addition, shares of our common stock subject to awards that are settled in cash (in lieu of shares) will not be counted against the number of shares reserved under the Incentive Plan and will also be available for new awards.
Types of Awards. The Compensation Committee may grant nonqualified stock options, or NSOs, incentive stock options, or ISOs, stock appreciation rights, or SARs, restricted stock, restricted stock units, or RSUs, performance shares, performance units, incentive bonus awards, other cash-based awards and other stock-based awards under the Incentive Plan. The terms of each award will be set forth in an agreement with the recipient.

Stock Options. The Compensation Committee will determine the exercise price and other terms for each option and whether the options will be NSOs or ISOs. The exercise price per share of each option will not be less than 100% of the fair market value of our common stock on the date of grant; if the option is an ISO and the optionee owns greater than ten percent (10%) of the voting power of all of our shares of capital stock (a “ten percent holder”), the exercise price will be the price required by the Code, currently 110% of fair market value. The closing sale price of a share of our common stock as reported on Nasdaq on January 17, 2020 was $22.03. ISOs may be granted only to employees and are subject to certain other restrictions. To the extent an option intended to be an ISO does not qualify as an ISO, it will be treated as a nonqualified option. A participant may exercise an option by notice and payment of the exercise price in cash or, as determined by the Compensation Committee, through delivery of previously owned shares, the withholding of shares deliverable upon exercise, a cashless exercise program implemented by the Compensation Committee, and/or such other method as approved by the Compensation Committee and set forth in an award agreement. The maximum term of any option granted under the Incentive Plan is ten years from the date of grant, unless the option is an ISO and the optionee is a ten percent stockholder, in which case the option will be exercisable for no more than five years after its date of grant. The Compensation Committee may, in its discretion, permit a holder of an NSO to exercise the option before it has otherwise become exercisable, in which case the shares of our common stock issued to the recipient will be restricted stock having analogous vesting restrictions to the unvested NSO before exercise.
Stock Appreciation Rights. The Compensation Committee may grant SARs independent of or in connection with an option. The Compensation Committee will determine the other terms applicable to SARs. The base price per share of each SAR will not be less than 100% of the fair market value of our common stock on the date of grant. The maximum term of any SAR granted under the Incentive Plan will be ten years from the date of grant. Generally, each SAR will entitle a participant upon exercise to an amount equal to:

•	the excess of the fair market value on the exercise date of one share of our common stock over the base price, multiplied by

•	the number of shares of our common stock covered by the SAR.

Payment may be made in shares of our common stock, in cash, or partly in shares of our common stock and partly in cash, all as determined by the Compensation Committee and set forth in the award agreement.

Restricted Stock and Restricted Stock Units. The Compensation Committee has the authority to award restricted shares of our common stock and/or RSUs under the Incentive Plan. Restricted stock awards consist of shares of stock that are transferred to a participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. RSUs confer the right to receive shares of our common stock, cash, or a combination of shares and cash, at a future date upon or following the attainment of certain conditions specified by the Compensation Committee. The Compensation Committee will determine the restrictions and conditions applicable to each award of restricted stock or RSUs, which may include performance-based conditions. Unless the Compensation Committee determines otherwise at the time of grant, holders of restricted stock will have the right to vote the shares and receive all dividends and other distributions. If dividends or other distributions are paid on restricted stock subject to performance-based vesting conditions while such an award remains subject to restrictions, the dividends or other distributions will be subject to the same restrictions as the shares of common stock to which they relate. If dividend equivalents are paid on restricted stock units subject to performance-based vesting conditions while such an award remains subject to restrictions, the dividend equivalents will be subject to the same restrictions as the restricted stock units to which they relate. The Incentive Plan authorizes us to withhold from participants shares of our common stock having a fair market value equal to our withholding obligation with respect to restricted stock and RSUs.

Performance Shares and Performance Units. The Compensation Committee may award performance shares and/or performance units under the Incentive Plan. Performance shares and performance units are awards, payable in shares of our common stock, cash or a combination thereof, which are earned during a specified performance period subject to the attainment of performance criteria, as established by the Compensation Committee and set forth in the award agreement. The Compensation Committee will determine the restrictions and conditions applicable to each award of performance shares and performance units. If dividend equivalents are paid on performance shares while such an award remains subject to restrictions, the dividend equivalents will be subject to the same restrictions as the performance shares to which they relate.

Incentive Bonus Awards. The Compensation Committee may award incentive bonus awards payable in cash or settled through the issuance of unrestricted shares of our common stock, restricted stock awards or RSUs, as determined by the Compensation Committee. Incentive bonus awards may be based upon the attainment of specified levels of our performance or that of our subsidiaries. The Compensation Committee will determine the terms and conditions applicable to each incentive bonus award. Assuming other applicable conditions are satisfied, incentive bonus awards previously enabled us to pay annual bonuses and provide long-term incentive awards that are structured as Section 162(m) Awards (described further below) to our named executive officers that are exempt from the deduction limits set forth in Section 162(m) of the Code. However, as discussed further below, based on changes in the Code, the exemption from Section 162(m) of the Code for performance-based compensation that would allow Section 162(m) Awards to be deductible is no longer available.

Other Stock-Based and Cash-Based Awards. The Compensation Committee may award other types of stock-based or cash-based awards under the Incentive Plan, including the grant or offer for sale of unrestricted shares of our common stock, in such amounts and subject to such terms and conditions as the Compensation Committee determines.

Section 162(m) Awards. The Incentive Plan contains provisions that allow the Compensation Committee to grant restricted stock, restricted stock units, performance shares, performance units, incentive bonus awards, other stock-based awards and/or other cash-based awards that are intended to satisfy an exemption previously available to the deduction limitation under Section 162(m) of the Code for performance-based compensation (“Section 162(m) Awards”). However, the Tax Cuts and Jobs Act amended Section 162(m) of the Code to eliminate the performance-based compensation exemption, generally effective for tax years beginning after December 31, 2017. While there is a transition rule for compensation paid pursuant to a written binding contract in effect on November 2, 2017, the performance-based exception to Section 162(m) is not otherwise currently available. As such, the exemption from Section 162(m) for performance-based compensation is not available for any awards made under the Inventive Plan after November 2, 2017.

The remainder of this section below contains a description of the requirements under the Incentive Plan applicable to Section 162(m) Awards for periods when the performance-based compensation exemption was previously available:
Section 162(m) Awards will be subject to certain additional requirements and limitations, including the attainment of pre-established, objective performance goals. The performance goals will be based on one or more of the following objective performance criteria (either individually, alternatively or in any combination):

•	net earnings or net income (before or after taxes)

•	earnings growth

•	earnings per share (including, but not limited to, growth in diluted earnings per share from continuing operations)

•	net sales (including, but not limited to, net sales growth)

•	gross profits or net operating profit

•	return on assets, return on equity, return on capital or return on sales

•	cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on capital and statutory cash measures)

•	revenue growth

•	earnings before or after taxes, interest, depreciation, and/or amortization

•	productivity ratios

•	our common stock price (including, but not limited to, growth measures)

•	total stockholder return

•	expense targets

•	gross or operating margins, earnings before or after taxes, interest, depreciation, and/or amortization margins

•	operating efficiency

•	customer satisfaction or increase in the number of customers

•	division working capital turnover

•
strategic business or operational criteria consisting of one or more objectives based on meeting specified goals relating to (A) acquisitions or divestitures, (B) business expansion, (C) cost targets, (D) diversity and inclusion, (E) efficiency, (F) management of employment practices and employee benefits, (G) market penetration, (H) product quality and quality audit scores, (I) reductions in errors and omissions, (J) reductions in lost business, (K) supervision of litigation and information technology, or (L) sustainability

•	market share

•	cost reductions

•	working capital targets

•	sales backlog

•	net debt

•	economic value added

The performance goals may be (i) applied to either us and/or any of our subsidiaries as a whole, any business unit thereof, or any combination thereof, (ii) absolute or relative to our prior performance or the performance of one or more other entities or external indices, and (iii) expressed in terms of a progression within a specified range.
In addition, the Compensation Committee may specify that the above performance criteria may include, exclude or be adjusted for any or all of the following:

•	extraordinary, unusual or non-recurring items

•	asset write-downs

•	effects of changes in tax laws, accounting principles, or other laws or provisions

•	effects of currency fluctuations

•	effects of industry volumes, customer mix or customer tooling payments and receipts

•	effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities)

•	expenses for reorganizations and restructuring, productivity initiatives or new business initiatives

•	non-operating items

•	acquisition and divestiture expenses

•	effects of litigation or claim judgments or settlements

•	effects of acquisitions and divestitures

Prior to payment or settlement of any Section 162(m) Award, the Compensation Committee must certify in writing that the performance goals and all other material terms applicable to such award were in fact satisfied. At the time of certification, the Compensation Committee will also determine the amount of compensation payable as a result of the attainment of such performance goals.

The Compensation Committee has no discretion to waive all or part of the performance goals applicable to a Section 162(m) Award, except in the event of a change in control, or in the event of the death or disability of a participant. Notwithstanding the foregoing, the Compensation Committee has the discretion to reduce the amount of any Section 162(m) Award based on such factors as determined by the Compensation Committee, including, without limitation, a determination that a reduction is appropriate in light of pay practices of competitors, our performance, a subsidiary’s performance, or a participant relative to the performance of competitors, or performance with respect to our strategic goals.

Subject to the adjustment provisions described above, with respect to Section 162(m) Awards and stock options and stock appreciation rights intended to be exempt from the deduction limitation under Section 162(m) of the Code, no participant in any one fiscal year may be granted (a) stock options or stock appreciation rights with respect to more than 800,000 shares of our common stock each; (b) restricted stock or RSUs with respect to more than 400,000 shares of our common stock each; and (c) performance shares, incentive bonus awards and other stock-based awards that are denominated in shares of our common stock with respect to more than 400,000 shares of our common stock each. The maximum dollar value payable to any participant in any one fiscal year with respect to RSUs, performance units or incentive bonus awards or other stock-based awards that may be settled in cash or other property (other than our common stock) is $6,000,000.

Vesting. The Compensation Committee determines the vesting conditions, if any, of awards. Full Value Awards granted to eligible employees will, except for acceleration of vesting due to death, disability, retirement or a change in control, vest over a period of not less than three years or, in the case of vesting upon the attainment of performance goals, over a period of not less than one year. However, Full Value Awards granted to eligible employees that result in the issuance of up to 5% of the shares available for issuance may be granted without such minimum vesting limitations.

Transferability. Awards granted under the Incentive Plan will not be transferable other than by will or by the laws of descent and distribution, unless otherwise permitted by the Compensation Committee (other than with respect to ISOs) for family and/or estate planning purposes or to a charitable organization designated by the holder.

Clawback and Forfeiture. Awards under the Incentive Plan and compensation directly attributable thereto may be made subject to forfeiture, recovery by us or other action pursuant to any of our compensation recovery practices in effect from time to time or as otherwise required by law.

Change in Control. The Compensation Committee may, at the time of the grant of an award, provide for the effect of a change in control (as defined in the Incentive Plan) on any award, including (i) accelerating or extending the time periods for exercising, vesting in, or realizing gain from any award, (ii) eliminating or modifying the performance or other conditions of an award, (iii) providing for the cash settlement of an award for an equivalent cash value, as determined by the Compensation Committee, or (iv) such other modification or adjustment to an award as the

Compensation Committee deems appropriate to maintain and protect the rights and interests of participants upon or following a change in control. The Compensation Committee may, in its discretion and without the need for the consent of any recipient of an award, also take one or more of the following actions contingent upon the occurrence of a change in control: (a) cause any or all outstanding options and SARs to become vested and immediately exercisable, in whole or in part; (b) cause any other awards to become non-forfeitable, in whole or in part; (c) cancel any option or SAR in exchange for a substitute option; (d) cancel any award of restricted stock, RSUs, performance shares or performance units in exchange for a similar award of the capital stock of any successor corporation; (e) redeem any restricted stock for cash and/or other substitute consideration with a value equal to the fair market value of an unrestricted share of our common stock on the date of the change in control; (f) cancel any option or SAR in exchange for cash and/or other substitute consideration based on the value of our common stock on the date of the change in control, and cancel any option or SAR without any payment if its exercise price exceeds the value of our common stock on the date of the change in control; (g) cancel any RSU or performance unit in exchange for cash and/or other substitute consideration with a value equal to the fair market value of a share of our common stock on the date of the change in control; (h) cancel any unvested award without any payment; or (i) make such other modifications, adjustments or amendments to outstanding awards as the Compensation Committee deems necessary or appropriate.

Term; Amendment and Termination. Unless sooner terminated, the original Incentive Plan would terminate on September 13, 2024, but the Incentive Plan will continue thereafter while previously granted options or other awards remain subject to the Incentive Plan. The Amended and Restated Incentive Plan would extend the term to December 10, 2029, unless sooner terminated. Our Board may amend, alter or discontinue the Incentive Plan in any respect at any time, but no amendment may materially and adversely affect the rights of a participant under any awards previously granted, without his or her consent.

U.S. Federal Income Tax Consequences

The following is a summary of the general federal income tax consequences relating to the grant and exercise of awards under the Incentive Plan and the subsequent sale of our common stock that will be acquired under the Incentive Plan. The tax effect of exercising awards may vary depending upon the particular circumstances, and the income tax laws and regulations change frequently. This summary is general in nature and does not purport to be a complete statement of all federal income tax consequences.

Nonqualified Stock Options. There will be no federal income tax consequences to a participant or to us upon the grant of a nonqualified stock option. When the participant exercises a nonqualified option, he or she will recognize ordinary income (and subject to tax withholding with respect to an employee) in an amount equal to the excess of the fair market value of the option shares on the date of exercise over the exercise price, and we will be allowed a corresponding tax deduction, subject to any applicable limitations under Code Section 162(m). Any gain that a participant realizes when the participant later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the participant held the shares.

Incentive Stock Options. There will be no federal income tax consequences to a participant or to us upon the grant of an incentive stock option. If the participant holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise of the option, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the participant disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, the participant will recognize taxable ordinary income (and subject to tax withholding with respect to an employee) in an amount equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date of exercise or the disposition price, and we will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Code Section 162(m). Any amount received by the participant in excess of the fair market value on the exercise date will be taxed to the participant as capital gain, and we will receive no corresponding deduction. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be a tax preference item that could subject a participant to alternative minimum tax in the year of exercise.

Stock Appreciation Rights. The participant will not recognize income, and we will not be allowed a tax deduction, at the time a stock appreciation right is granted. When the participant exercises the stock appreciation right, the cash or fair market value of any of our common stock received will be taxable to the participant as ordinary income (and subject to tax withholding with respect to an employee), and we will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Code Section 162(m).

Restricted Stock. Unless a participant makes an election to accelerate recognition of income to the grant date as described below, the participant will not recognize income, and we will not be allowed a compensation tax deduction, at the time restricted stock is granted. When the restrictions lapse, the participant will recognize ordinary income (and subject to tax withholding with respect to an employee) equal to the fair market value of the common stock as of that date, less any amount paid for the stock, and we will be allowed a corresponding tax deduction, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the grant date, the participant will recognize ordinary income as of the grant date equal to the fair market value of the stock as of that date, less any amount paid for the stock, and we will be allowed a corresponding compensation tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, such participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

Restricted Stock Units, Performance Awards, and Incentive Bonus Awards. A participant will not recognize income, and we will not be allowed a compensation tax deduction, at the time a restricted stock unit, performance award or incentive bonus award is granted. When a participant receives payment under a restricted stock unit, performance award or incentive bonus award, the amount of cash received and the fair market value of any shares of stock received will be ordinary income to the participant (and subject to tax withholding with respect to an employee), and we will be allowed a corresponding compensation tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Potential Limitation on Company Deductions. Code Section 162(m) denies a deduction to any publicly held corporation to the extent it pays compensation in excess of $1 million to the following “covered individuals” for a taxable year: our chief executive officer, chief financial officer, and three other most highly compensated named executive officers. Additionally, the “covered individuals” for each taxable year include any individual who was previously a Code Section 162(m) “covered individual” for any year beginning after December 31, 2016. Previously, certain kinds of compensation, including qualified “performance-based compensation,” were disregarded for purposes of the deduction limitation. In late 2017, Code Section 162(m) was amended to eliminate the exemption for performance-based compensation, other than for certain grandfathered arrangements in place as of November 2, 2017. While the Compensation Committee believes that tax deductibility of compensation is an important consideration, the ultimate goal of the Compensation Committee is to provide compensation that is in the best interests of the Company. Therefore, to maintain flexibility to compensate our executives in a manner designed to promote long-term corporate goals and objectives, the Compensation Committee has not adopted a formal policy with respect to the deductibility of executive compensation or requiring that executive compensation have favorable tax treatment to the Company.

In addition, no deduction will be allowed to us for any amounts that are treated as “excess parachute payments” under section 280G of the Code in the event of a change in control.

Tax Withholding. As and when appropriate, we shall have the right to require each optionee purchasing shares of our common stock and each grantee receiving an award of shares of our common stock under the Incentive Plan to pay any federal, state or local taxes required by law to be withheld.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information for all equity compensation plans at September 28, 2019, under which the equity securities of the Company were authorized for issuance:

Plan Category (1)	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	412,585	$12.77	453,106

(1) There are no equity compensation plans not approved by stockholders.

Option Grants and Stock Awards

The grant of options and other awards under the Incentive Plan is discretionary, and we cannot determine now the specific number or type of awards to be granted in the future to any particular person or group. Any such grants of options or other awards will be made in the sole discretion of the Compensation Committee in such amounts and to such persons as it deems appropriate. The Compensation Committee generally makes annual awards under the Incentive Plan after our fiscal year end, at the same time that the Compensation Committee reviews and approves our annual non-equity incentive programs, such as our MIP.

Assuming the Incentive Plan Proposal is approved at the Annual Meeting, we expect the Compensation Committee to grant stock options and restricted stock units under the Incentive Plan to our directors, executive officers and certain other employees on an annual basis. Awards had not yet been finalized by the Committee with respect to fiscal year 2020 as of the date of filing our proxy statement with the SEC. See “DIRECTOR AND EXECUTIVE COMPENSATION” for information on awards made under the Incentive Plan in fiscal year 2019.

Vote Required

The approval of the Incentive Plan Proposal and the Amendment and Restatement of the Incentive Plan requires the affirmative vote of a majority of the votes cast in person or by proxy and entitled to vote thereon at the Annual Meeting, assuming that a quorum is present. Broker “non-votes” and abstentions will have no effect with respect to the approval of this proposal.

Recommendation of the Board

The Board unanimously recommends that stockholders vote “FOR” approval of the Incentive Plan Proposal and the Amended and Restated 2015 Omnibus Equity Incentive Plan.

PROPOSAL THREE
ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are requesting your advisory approval of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion set forth in this Proxy Statement.  This non-binding advisory vote is commonly referred to as a “say-on-pay” vote, and is required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects Company performance, job complexity and strategic value of the position, while ensuring long-term retention, motivation and alignment with the long-term interests of the Company’s Stockholders. We believe the compensation program for our Named Executive Officers has been instrumental in helping the Company achieve strong financial performance in the challenging macroeconomic environment over the past few years. We encourage you to carefully review the “Compensation Discussion and

Analysis” for additional details on the Company’s executive compensation, including the Company’s compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our Named Executive Officers in the fiscal year ended September 28, 2019.

We are asking you to indicate your support for the compensation of our Named Executive Officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Blue Bird Corporation’s Named Executive Officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement dated January 31, 2020, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for our Named Executive Officers.

The Board unanimously recommends that stockholders vote “FOR” the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

PROPOSAL FOUR
ADVISORY VOTE ON THE FREQUENCY OF THE
VOTE ON EXECUTIVE COMPENSATION
As required by the Exchange Act, we are presenting this proposal, which gives you as a Stockholder the opportunity to inform the Company as to how often you wish the Company to include a “say-on-pay” proposal in our Proxy Statement (a “say-on-frequency” vote). While this say-on-frequency vote is advisory in nature and therefore will not bind us to adopt any particular frequency, our Board will consider the outcome of the Stockholder vote in determining how frequently we will hold “say-on-pay” votes.

Please note that as a Stockholder you have the choice to vote for one of the following choices, as indicated on the proxy card: to hold the advisory vote on executive compensation every year, every other year, every third year, or to abstain from voting.

The Board values constructive dialogue on executive compensation and other important governance topics with our Stockholders. However, the Board believes an advisory vote every three years is sufficient to obtain information on Stockholder sentiment about our executive compensation programs and respond to feedback and the vote results.

Required Vote of Stockholders

Stockholders are not voting to approve or disapprove the recommendation of the Board that the non-binding advisory vote on the compensation of our Named Executive Officers be held every three years. For the purposes of the non-binding advisory vote on this Proposal Four, the Board will take into consideration the outcome of the Stockholder vote on each of the alternatives set forth in the proxy card with respect to this Proposal.

The Board unanimously recommends that stockholders vote “FOR” the “3 YEARS” say-on-frequency choice set out in the proxy card.

PROPOSAL FIVE
RATIFICATION OF APPOINTMENT OF BDO USA, LLP

BDO USA, LLP served as our independent registered public accounting firm for the fiscal year ended September 29, 2019 and has been selected to serve as our independent registered public accounting firm for the 2020 fiscal year ending October 3, 2020. The Board proposes that Stockholders ratify this selection at the Annual Meeting. Management is not aware that such firm nor any of its members or associates has or has had during the past year any financial interest in us, direct or indirect, or any relationship with us other than in connection with their professional engagement.

Stockholder ratification of this appointment is not required. The Board has submitted this proposal to the Stockholders because it believes the Stockholders’ views on the matter should be considered, and if the proposal is not approved, the Board may reconsider the appointment. Representatives of BDO USA, LLP are expected to be present at the Annual Meeting.

The Board unanimously recommends that stockholders vote “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the 2020 fiscal year.
INFORMATION CONCERNING MANAGEMENT
Directors and Executive Officers
Our current directors, nominees for director and executive officers are set forth below.

Name	Age*	Position
Philip Horlock	63	President and Chief Executive Officer; Director
Phillip Tighe	66	Chief Financial Officer
Mark Terry	61	Chief Commercial Officer
Thomas A. Roberts	68	Chief Administrative Officer
Paul Yousif	45	General Counsel and Corporate Treasurer; Corporate Secretary
Charles R. (Trey) Jenkins III	50	Chief Operating Officer
Gurminder S. Bedi	72	Director
Chan W. Galbato	57	Director
Douglas Grimm	57	Director
Kevin Penn	58	Director, Chairman
Alan H. Schumacher	73	Director
Connor Wentzell	29	Director
Kathleen M. Shaw, Ph.D.	58	Director
*As of January 15, 2020.

Class I Directors

Gurminder S. Bedi has been a Class I director of the Company since February 23, 2015, and is a private investor. He served as Vice President of Ford Motor Company from October 1998 until his retirement after a 30-year career in December 2001. From 1998 until his retirement, Mr. Bedi was the Vice President of North America Truck, responsible for vehicle development and business and technical strategies. At Ford, his positions included President of Ford Argentina and Brazil, head of North American Quality and a variety of other senior management positions in product development, manufacturing and strategy. Mr. Bedi was, until December 2014, Chairman of Compuware Corporation (NASDAQ: CPWR) and served on its audit and governance committees. Mr. Bedi is a director of KEMET Corporation (NYSE: KEM), serving on its governance and compensation committees, and previously served as a director of Actuant Corporation (NYSE: ATU), serving on its governance and compensation committees. A graduate of George Washington University with a B.S. degree in Mechanical Engineering, Mr. Bedi also earned an M.B.A. with a concentration in Finance from the University of Detroit. Mr. Bedi has been selected to serve on our board of directors because of his experience and education in finance. Moreover, with his strong background in the automotive, truck and bus sector, Mr. Bedi provides our Company and the board of directors with in-depth knowledge of the industry.

Kevin Penn has been a Class I director of the Company since June 3, 2016, and has served as a Managing Director of American Securities LLC since 2009. Mr. Penn is currently Chairman of the Board of Blue Bird Corporation and Learning Care Group, as well as a director of Frontier Spinning Mills and Ulterra Drilling Technologies. Mr. Penn is also a director of Unified Logistics, an investment of ACI Capital Co., LLC. Prior to joining American Securities, Mr. Penn founded and headed ACI Capital Co., LLC (in 1995). Previously, Mr. Penn was Executive Vice President and Chief Investment Officer for a family investment company, First Spring Corporation, where he managed private equity, direct investment, and public investment portfolios. Earlier in his career, Mr. Penn was a Principal with the private equity firm Adler & Shaykin, and was a founding member of the Leveraged Buyout Group at Morgan Stanley & Co. Mr. Penn holds a B.S. degree in Economics from the University of Pennsylvania’s Wharton School of Business and an M.B.A. degree from Harvard Business School with high distinction. Mr. Penn has been selected to serve on our board of directors based on his knowledge of School Bus Holdings and his experience as a board member of, and executive with, private equity firms that invest in other manufacturing companies.

Alan H. Schumacher has been a Class I director of the Company since February 23, 2015, and was a member of the Federal Accounting Standards Advisory Board from 2002 through June 2012. Mr. Schumacher has 23 years of experience working in various positions at American National Can Corporation and American National Can Group, where from 1997 until his retirement in 2000, he served as Executive Vice President and Chief Financial Officer and from 1988 through 1996, he served as Vice President, Controller and Chief Accounting Officer. Mr. Schumacher has served as a director of School Bus Holdings since 2008. He is also a director of BlueLinx Holdings, Inc., Albertsons Companies Inc., Evertec Inc. and Warrior MetCoal. Mr. Schumacher was a director of Anchor Glass Container Inc. from 2003 to 2006, of Equable Ascent Financial, LLC from December 2009 through February 2012, of Quality Distribution Inc. from 2004 to August 2015, and of Noranda Aluminum Holding Corporation from 2008 to November 2016. Mr. Schumacher has been selected to serve on our board of directors based on his financial and accounting expertise (including his qualification as a financial expert), experience in the oversight of financial reporting and internal controls, experience as an officer and director of public companies and his knowledge of School Bus Holdings.

Class II Directors

Chan W. Galbato has been a Class II director of the Company since February 24, 2015, and has been the Chief Executive Officer of Cerberus Operations & Advisory Company, LLC (“COAC”) since March 2012. He joined COAC as a Senior Operating Executive in 2009. Prior to joining COAC, Mr. Galbato was President and CEO of the Controls Group of businesses for Invensys plc, a global technology company. Prior to his position with Invensys, he served as President of Services and of the commercial distribution arm of companies for The Home Depot; President and Chief Executive Officer of Armstrong Floor Products, a division of Armstrong World Industries; Chief Executive Officer of Choice Parts, a joint venture start-up; and President and Chief Executive Officer of Coregis Insurance Company, a GE Capital company. He spent 14 years with General Electric Company, holding several operating and finance leadership positions within their various industrial divisions (including Transportation Locomotive Systems, Aircraft Engines, Medical Systems and Appliances). Mr. Galbato serves as Chairman of the Board of Avon Products, Inc. and as a director of DynCorp International, Electrical Components International, Inc., FirstKey Homes LLC, New Avon, LLC, Staples Solutions B.V. and Steward Health Care, LLC. In addition, Mr. Galbato served as Chairman of the Board of School Bus Holdings from 2009 to June 2016. Mr. Galbato also served as a director of the publicly traded Brady Corporation for seven years, including as Lead Director, and as Chairman of Guilford Mills, Inc., Chairman of North American Bus Industries, Inc., Chairman of YP Holdings, LLC, and director of Tower International. Mr. Galbato holds an M.B.A. degree from the University of Chicago and a B.A. degree in Economics from the State University of New York. Mr. Galbato has been selected to serve on our board of directors based on his knowledge of School Bus Holdings and his operational experience with large companies.

Kathleen M. Shaw, Ph.D. has been a Class II director of the Company since March 5, 2019, and has served as Executive Director of Research for Action since 2009, which is an independent educational research organization focused on using research to improve educational equity and student outcomes in the K - 16 educational pipeline. Dr. Shaw has extensive interaction with education funders, advocates and policymakers at the local, state and national levels. During her service with Research for Action, Dr. Shaw has overseen a five-fold growth in the organization, expanded the scope and reach of its work, and increased its prominence in local, state and national education debates. Dr. Shaw is a nationally known postsecondary expert and has studied and participated in the development and implementation of educational policy at the institutional and state level for over 20 years. Prior to her arrival at RFA, Dr. Shaw served as Deputy Secretary for Postsecondary and Higher Education in the Pennsylvania Department of Education, where she was responsible for developing and implementing a wide range of policies designed to strengthen the K- 16 educational pipeline. She currently sits on the Board of Directors of the West Chester Area School District, where she chairs the Personnel Committee and serves as a member of the Property and Finance Committee. Dr. Shaw’s prior experience includes a decade at Temple University as a faculty member and Chair of the Department of Educational Leadership and Policy Studies. Dr. Shaw holds a B.A. degree in English and American Studies from Colby College and a Ph.D. in Education from the University of Michigan. Dr. Shaw has been selected to serve on our board of directors based on her extensive experience in the educational system in the United States.
Class III Directors
Douglas Grimm has been a Class III director of the Company since April 1, 2017. Mr. Grimm is the owner and President of V-to-X, LLC, which is focused on advising and investing in the mobility sector, since April 2017. From December 2015 to April 2017, Mr. Grimm served as President and Chief Operating Officer of Metaldyne Performance Group (NYSE: MPG). Mr. Grimm was previously (starting in August 2014) Co-President in connection with the merger of Grede Holdings LLC, HHI Group Holdings and Metaldyne LLC, three established automotive suppliers. Mr. Grimm has also served as Chairman, President and Chief Executive Officer of Grede Holdings LLC and its legacy business, Citation Corporation, since January 2008. Prior to co-founding Grede Holdings LLC, Mr. Grimm served as Vice President - Global Ford, Materials Management, Powertrain Electronics & Fuel Operations of Visteon Corporation, from 2006 to 2008. Prior to that time, Mr. Grimm spent five years at Metaldyne as a Vice President in various executive positions, including Commercial Operations, General Manager of Forging and Casting Operations, as well as having responsibility for global purchasing and quality. Before joining Metaldyne in 2001, Mr. Grimm was with Dana Corporation, and served in various executive positions including Vice President - Global Strategic Sourcing. Prior to that, Mr. Grimm spent 10 years at Chrysler Corporation in progressive management positions. Mr. Grimm serves as Chairman of the Board of Electrical Components International, Inc. and serves as a director of Jame Roll Form Products and GST Auto Holdings. Mr. Grimm holds a B.A. degree in Economics and Management from Hiram College (OH), and an M.B.A. degree from the University of Detroit. Mr. Grimm has been selected to serve on our board of directors based on his extensive executive experience in the automotive industry.

Phil Horlock has been a Class III director of the Company and President and Chief Executive Officer of the Company since February 24, 2015, and has been School Bus Holdings’ President and Chief Executive Officer since April 2011. Prior to this appointment, Mr. Horlock served as School Bus Holdings’ CFO and Chief Administrative Officer, starting in January 2010. Before joining School Bus Holdings, Mr. Horlock spent over 30 years with Ford Motor Company, where he held senior executive positions in Finance and Operations worldwide. His last three positions with Ford were Chairman & CEO of Ford Motor Land Development, Controller of Corporate Finance, and CFO Ford Asia Pacific & Africa. While at Ford, Mr. Horlock served on the Advisory Board of Mazda Motor Corporation and also previously served as a director of LoJack Corporation. Mr. Horlock holds a B.S. degree in Psychology and Mathematics from Sheffield University in England. He also completed the Ford Executive Development Program (Capstone) through the University of Michigan. Mr. Horlock has been selected to serve on our board of directors because of his automotive and school bus industry experience and the results that he has achieved with School Bus Holdings during his tenure.

Connor Wentzell has been a Class III director of the Company since November 30, 2018, and has been an associate of American Securities LLC since 2014. Prior to joining American Securities, Mr. Wentzell worked at Evercore Partners from 2012 to 2014, where he focused on mergers and acquisitions and strategic advisory assignments. Mr. Wentzell holds an A.B. degree in Economics from Harvard University and an M.B.A. degree from the University of Pennsylvania’s Wharton School of Business. Mr. Wentzell has been selected to serve on our board of directors based on his knowledge of School Bus Holdings and his experience as a board member of, and executive with, private equity firms that invest in other manufacturing companies.

Executive Officers

Information on our current executive officers (other than Mr. Horlock) is provided below.

Phil Tighe was appointed School Bus Holdings’ Chief Financial Officer in March 2012, and the Company’s Chief Financial Officer upon completion of the Business Combination in February 2015. Before joining School Bus Holdings, Mr. Tighe worked for the Ford Motor Company for 36 years, holding a variety of positions that included financial control and strategic planning, both domestically and internationally, and has been stationed in North America, South America, Asia and Europe. Immediately prior to joining School Bus Holdings, Mr. Tighe was based in Shanghai with Ford where he was Executive Director of Strategy and Business Planning from 2006 to 2011. His prior positions included Vice President, Finance and Planning Ford Asia Pacific & Africa, CFO Ford Mexico, CFO Mazda Europe and CFO Ford Venezuela. Mr. Tighe holds a Bachelor of Commerce degree from the University of Melbourne and an M.B.A. degree from the Royal Melbourne Institute of Technology in Australia.

Tom Roberts was appointed the Company’s Chief Administrative Officer in November 2015. From 2008 until his appointment in November 2015, Mr. Roberts provided advisory and consulting services to Cerberus Operations and Advisory Company, LLC, an affiliate of Cerberus Capital Management, L.P., as well as numerous portfolio companies, including Blue Bird Corporation, through TAR Consulting, LLC, an unaffiliated company. Such services included advice with respect to strategic, organizational, legal and compliance matters. From 2006 to 2008, Mr. Roberts served as Senior Vice President and General Counsel of the Controls Group of Invensys, plc, a global provider of automation and information technologies. Prior to 2006, Mr. Roberts was a partner at a large global law firm where he advised corporations, consulting firms and other clients on a broad range of legal issues, including unfair competition, litigation, employment, governance and sensitive internal investigations. Mr. Roberts holds a B.A. degree in Liberal Arts from DePauw University and a Juris Doctor degree from Northwestern University.

Mark Terry was appointed the Company’s Chief Commercial Officer in April 2016. Mr. Terry most recently served as General Manager at Yancey Power Systems, which included Yancey Bus Sales & Service, the Company’s dealer in Georgia, from April 2000 to April 2016. Mr. Terry oversaw Yancey’s on-highway interests, growing sales revenue by more than $150 million. Yancey Bus Sales & Service was named Blue Bird Dealer of the Year in 2015. Mr. Terry also previously headed Yancey Truck Centers, a Navistar truck dealership, and Stowers Engines and Power Products, a Caterpillar dealership. Before these positions, Mr. Terry worked in corporate roles at Caterpillar for 17 years, including covering national accounts and dealer development, as well as various internal marketing positions in Earthmoving, OEM Sales and Engine business units. Mr. Terry holds a B.A. degree in Advertising and Marketing from the University of Alabama.

Paul Yousif was appointed the Company’s General Counsel and Corporate Treasurer in December 2016. From 2011 to February 2015, Mr. Yousif served as School Bus Holdings’ Vice President of Legal Affairs/Corporate Treasurer, and he served as the Company’s Vice President of Legal Affairs, Corporate Treasurer and Corporate Secretary upon completion of the Business Combination in February 2015 until December 2016. Mr. Yousif has held the position of Corporate Treasurer since joining School Bus Holdings in 2007. Mr. Yousif’s current role also includes managing Treasury, Payroll, Accounts Receivable and Accounts Payable. Immediately prior to joining School Bus Holdings, Mr. Yousif worked for Visteon (an automotive component manufacturer) from 2000 to 2007, holding various management positions including Manager of Global Materials Analysis, and CFO of GCM-Visteon, LLC (a manufacturing joint venture between GCM and Visteon). Mr. Yousif holds a B.S. degree in Business Administration from the University of Detroit and a Juris Doctor and Master of Science in Taxation from Wayne State University.

Charles R. (Trey) Jenkins III was appointed as Chief Operating Officer of the Company, effective December 1, 2019. Prior to this appointment, Mr. Jenkins served as the Company’s Senior Vice President of Operations, a position he held since May 2018. From February 2014 until May 2018, Mr. Jenkins served as the Company’s Vice President of Alternative Fuels. Prior to that, Mr. Jenkins also served the Company in other leadership roles, including Vice President of Customer Service and Vice President of Purchasing and Supply Chain. Prior to joining the Company, Mr. Jenkins was General Manager at Crane Energy Systems in Houston, Texas, and also spent over 10 years with Peterbilt/PACCAR in various leadership positions in Engineering, Manufacturing and Internal Audit. Mr. Jenkins holds a B.S. degree in Mechanical Engineering/Engineering Technology from Texas A&M University.

CORPORATE GOVERNANCE AND BOARD MATTERS
Classified Board of Directors

Our board of directors is classified into three classes, each comprising as nearly as possible one-third of the directors to serve three-year terms. Messrs. Bedi, Penn and Schumacher have been elected or appointed to a class (Class I) that will serve until our 2021 Annual Meeting of Stockholders. Mr. Galbato and Dr. Shaw have been elected or appointed to serve in a class (Class II) that will serve until our 2022 Annual Meeting of Stockholders. Messrs. Grimm, Horlock and Wentzell have been elected or appointed to serve in a class (Class III) that will serve until our 2020 Annual Meeting of Stockholders.

Pursuant to the Purchase and Sale Agreement in connection with the change in control transaction in June 2016, whereby ASP BB Holdings LLC then became our majority shareholder, Messrs. Penn and Michael Sand were elected to the Board of Directors. Mr. Sand stepped down in November 2018 and Mr. Wentzell was elected to fill that vacancy.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent unless we are a “controlled company”. An “independent director” is defined under the Nasdaq rules generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has determined that each of our directors, other than Mr. Horlock, is an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Shareholder Communications with the Board of Directors

Our corporate governance guidelines provide that our Chairman and our Chief Executive Officer are responsible for establishing effective communications with our Stockholders. Our Board has implemented a process for Stockholders to send communications to our Board and to specific individual directors.

Stockholders who wish to communicate directly with our Board, or any individual director, should direct questions in writing to our Corporate Secretary, Blue Bird Corporation, 3920 Arkwright Road, Suite 200, Macon, Georgia 31210. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication”. All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

The Company’s “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a Stockholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, the concern may be directed to the Audit Committee Chairman at the Company’s headquarters or by telephone at 1-866-766-1953.

Leadership Structure and Risk Oversight

The Board does not have a lead independent director. Kevin Penn is our Chairman of the Board. Although we do not have a formal policy regarding the separation of the CEO and Chairman of the Board positions, at this time those positions are held by two separate individuals, Mr. Horlock and Mr. Penn.

The Board does not have a formal risk management committee, but administers this oversight function through various standing committees of the Board. The Audit Committee maintains responsibility for oversight of financial reporting-related risks, including those related to our accounting, auditing and financial reporting practices. The Audit Committee also review reports and considers any material allegations regarding potential violations of our Company’s Code of Ethics. The Compensation Committee oversees risks arising from our compensation policies and programs. The Compensation Committee also has responsibility for evaluating and approving our executive compensation and benefit plans, policies and programs. The Corporate Governance and Nominating Committee oversees and reviews enterprise risk management assessments.

Employee, Officer and Director Hedging

The Company’s Insider Trading policy prohibits hedging transactions by officers, directors and employees.
Annual Meeting Attendance
The Board encourages all of its members to attend the Annual Meeting of Stockholders. All director nominees and all continuing directors are encouraged to be personally present or to attend the Annual Meeting of Stockholders by teleconference. All directors attended the 2019 Annual Meeting either in person or by teleconference.
Board Meetings
The Board held six (6) meetings during fiscal 2019. The Board has three (3) standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee, each as further described below. Each standing committee has the right to retain its own legal and other advisors.
All directors attended 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which each has been a director); and (ii) the total number of meetings held by all committees of the Board on which each served (during the periods that they served) during our fiscal year ended September 28, 2019.
Committees of the Board of Directors
The standing committees of our Board currently consist of an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.
Audit Committee
Our Audit Committee consists of Messrs. Bedi, Grimm, and Schumacher, with Mr. Schumacher serving as the Chairman of the Audit Committee. We believe that each of these individuals qualifies as an independent director according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. The Board has determined that Mr. Schumacher qualifies as our “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K, and that each member of the Audit Committee is financially literate.
Our Board has adopted a written charter for the Audit Committee, which is available on our corporate website at www.blue-bird.com. The Audit Committee reviews and assesses the adequacy of its charter annually. The Audit Committee met six (6) times in fiscal 2019.

Responsibilities of the Audit Committee include, among others contained in its charter:

•
the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•
pre-approval of all audit and non-audit services to be provided by the independent registered public accounting firm or any other independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•
oversight, review and discussion with management and the independent registered public accounting firm of audit results, our financial statements, financial disclosures and related financial reporting and internal control matters, including oversight of the internal audit function;

•	oversight and monitoring of the Company’s compliance policies and practices with respect to legal and regulatory requirements and codes of conduct;

•
review and discussion with the independent registered public accounting firm of all relationships the independent registered public accounting firm has with us in order to evaluate its continued independence;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•
obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and assessment of the independent registered public accounting firm’s independence and all relationships between the independent registered public accounting firm and the Company;

•	review and approval of any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to our entering into such transaction; and

•
review with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
Our Compensation Committee consists of Messrs. Penn, Galbato and Wentzell, with Mr.  Penn serving as the Chairman of the Compensation Committee. We believe that each of these individuals qualifies as an independent director according to Nasdaq requirements.
Our Board has adopted a written charter for the Compensation Committee, which is available on our corporate website at www.blue-bird.com. The Compensation Committee reviews and assesses the adequacy of its charter annually. The Compensation Committee met six (6) times in fiscal 2019.

Responsibilities of the Compensation Committee include, among others contained in its charter:

•
review and approval on an annual basis of the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	review and approval of the compensation of all of our other executive officers;

•	review and approval of our executive compensation policies, plans and programs;

•	implementation and administration of our equity-based remuneration plans;

•	assisting management in complying with our SEC filings and annual report disclosure requirements;

•	approval of all special perquisites, special cash payments and other special compensation and benefits arrangements for our executive officers and employees;

•	approving our CD&A disclosures and producing a report on executive compensation to be included in our annual proxy statement (if required by law); and

•	review, evaluation and recommendation of changes, if appropriate, to the remuneration for directors.

The Compensation Committee charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. Before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by the SEC and Nasdaq.

In March 2015, the Compensation Committee retained Meridian Compensation Partners, LLC to provide advice to the Compensation Committee, as requested from time to time, in connection with matters pertaining to executive and director compensation. The scope of the engagement pursuant to the engagement letter includes general guidance on executive and director compensation matters, advice on the Company’s executive pay philosophy and compensation peer group, advice on the design of incentive plan and other compensation programs, the provision of comprehensive competitive market studies and market data, and updates on best practices and changes in the regulatory or corporate governance environment. The Compensation Committee had no material interactions with Meridian Compensation Partners in fiscal years 2017, 2018 or 2019.
Corporate Governance and Nominating Committee
Our Corporate Governance and Nominating Committee consists of Dr. Shaw and Messrs. Galbato and Penn, with Mr. Galbato serving as the Chairman of the Corporate Governance and Nominating Committee. We believe that each of these individuals qualifies as an independent director according to Nasdaq requirements.
Our Board has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on our corporate website at www.blue-bird.com. The Corporate Governance and Nominating Committee reviews and assesses the adequacy of its charter annually. The Corporate Governance and Nominating Committee met four (4) times in fiscal 2019.
Responsibilities of the Corporate Governance and Nominating Committee include, among others contained in its charter:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our Board;

•
overseeing the organization of our Board and making recommendations to the Board regarding the Board’s size, composition, membership in the staggered classes, composition of Board committees, the process for filling vacancies and the tenure of members;

•	developing and recommending to our Board a set of corporate governance guidelines and principles applicable to us; and

•	leading the Board in the annual review of the Board and management.

In considering a candidate for election to our Board, the Corporate Governance and Nominating Committee will carefully evaluate all relevant qualifications and experience of such candidate in order to assess such person’s ability to be a valuable and contributing member of our Board. Such evaluation shall be made without regard to race, religion, gender, ancestry, national origin or disability.
Shareholder Nominations

Our Corporate Governance and Nominating Committee will consider candidates for the Board recommended by Stockholders. To recommend director candidates, Stockholders must follow all rules of the SEC and the Company’s bylaws. Below is a summary of the requirements contained in our bylaws:

Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Company’s notice of such special meeting, may be made (i) by or at the direction of the Board, or (ii) by any stockholder of the Company (x) who is a stockholder of record on the date of the giving of the notice for such meeting and on the Record Date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in the Company’s bylaws.

In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Company. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Company (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Company.

A stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Company that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the bylaws, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Company to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Company.

In addition to the foregoing, a Stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.
Code of Ethics
We have adopted a Code of Ethics that applies to all of our employees, including our chief executive officer, chief financial officer and principal accounting officer. Our Code of Ethics is available on our website at www.blue-bird.com. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at the above address.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will promptly communicate such information to our Audit Committee or another independent body of our Board. No related person transaction will be entered into without the approval or ratification of our Audit Committee or another independent body of our Board. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee or another independent body of our Board in determining whether or not to approve or ratify a related person transaction, although such determinations will be made in accordance with Delaware law.
Related Person Transactions
There were no related person transactions in fiscal 2019 and no currently proposed related person transactions.

DIRECTOR AND EXECUTIVE COMPENSATION
This section discusses Blue Bird’s director compensation program as well as the material components of the executive compensation programs for Blue Bird’s Named Executive Officers who are identified in the Summary Compensation Table below.

COMPENSATION DISCUSSION AND ANALYSIS ("CD&A")

Introduction to Compensation Discussion and Compensation Practices; Financial Highlights

On the last day of our fiscal year ended September 28, 2019 (“Fiscal 2019”), the Company ceased to be an “emerging growth company,” and we are no longer eligible to use the scaled disclosure rules applicable to emerging growth companies. Therefore, we are providing our stockholders with this CD&A and other additional executive compensation information, for the first time. We will be providing compensation disclosure for our principal executive officer, Phil Horlock, our principal financial officer, Phil Tighe, and our three most highly compensated executive officers, other than Messrs. Horlock and Tighe, who were serving as executive officers at the end of our last fiscal year. These three individuals are Tom Roberts, Mark Terry and Paul Yousif. These five officers are referred to in this Proxy Statement as our “Named Executive Officers.”

For Fiscal 2019, the Company achieved its Fiscal 2019 revenue and Adjusted EBITDA guidance, and reported the highest profit in over 10 years.

2019 Financial Results and Business Highlights:

•Unit Sales of 11,017

•Revenues of $1.02 billion

•Net income of $24.3 million

•Diluted earnings per share of $.90

•Adjusted EBITDA of $81.8 million

•Adjusted Net Income of $43.5 million

•Adjusted Diluted Earnings per Share of $1.61

The Company improved Adjusted EBITDA by $11.5 million over the prior year, despite higher commodity costs and lower volume. The annual bus pricing implemented in late Fiscal 2018 to offset rapidly increasing commodity costs, and a record 48% mix of alternative-fueled bus sales, contributed to an increase in net revenue per bus of nearly $4,000 for the full fiscal year. The Company also achieved significant structural cost reductions from the Transformational Initiatives program started last year, and expects to make continued gains in fiscal year 2020 and beyond from the implementation of this program. In alternative-fueled bus sales, Propane was particularly impressive with sales growing by more than 40% in Fiscal 2019 compared to Fiscal 2018.

Adjusted EBITDA is defined as net income prior to discontinued operations income or loss, interest income, interest expense, income taxes, and depreciation, amortization, and disposals, as adjusted to add back certain charges that we may record each year, such as stock-compensation expense, as well as non-recurring charges such as (i) significant product design changes; (ii) transaction related costs; or (iii) discrete expenses related to major cost cutting initiatives. We believe these expenses are non-recurring charges and not considered an indicator of ongoing company performance. Adjusted Net Income is net income as adjusted to add back certain costs as mentioned above. Adjusted Diluted Earnings per Share represents Adjusted Net Income available to common stockholders divided by diluted weighted average common shares outstanding (as if we had GAAP net income during the respective period). Adjusted

EBITDA, Adjusted Net Income, and Adjusted Diluted Earnings per Share are not measures of performance defined in accordance with GAAP. The measures are used as a supplement to GAAP results in evaluating certain aspects of our business, as described below.

We believe that Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted Earnings per Share are useful to investors in evaluating our performance because the measures consider the performance of our operations, excluding decisions made with respect to capital investment, financing, and other non-recurring charges as outlined in the preceding paragraph. We believe the non-GAAP metrics offer additional financial metrics that, when coupled with the GAAP results and the reconciliation to GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business.

Key Compensation Policies

The Company emphasizes pay for performance and equity-based incentive programs designed to compensate executives for achieving operational and strategic success goals set each fiscal year. Our key compensation policies and philosophy include the following:

•	Incentive-based pay (“pay for performance”) is intended to constitute a majority of the Named Executive Officers’ total compensation.

•	Adjusted EBITDA is the key metric (75%) in the annual incentive compensation program, with Adjusted Free Cash Flow as a contributing metric (25%).

•	Individual incentive-based pay is based on achievement of financial performance metrics (70%) and on individual performance as measured against our performance management program (30%).

•	There are no significant perquisites for executive officers.

•	The Company does not discount, backdate, reprice or grant equity awards retroactively.

•	The Company prohibits the hedging or pledging of Company stock or purchasing stock on margin for directors and executive officers.

•
The Company may claw back executive officer incentive compensation where a financial restatement is caused by fraud and the incentive compensation was based on financial results impacted by the restatement.

Compensation Program Objectives and Structure

Our compensation programs are directed by the Compensation Committee of the Board of Directors (the “Committee” or the “Compensation Committee”), composed exclusively of independent directors. See “Corporate Governance and Board Matters” for a description of the Compensation Committee’s duties and responsibilities. The compensation programs are designed to attract and retain high-quality executives, link incentives to the Company’s performance and align the interests of management with those of our stockholders. The Compensation Committee believes these programs offer compensation that is competitive with companies that operate in our industry. Our compensation framework has the following principal components:

Short-term performance compensation:

•	Salary - The fixed amount of compensation for performing day-to-day responsibilities.

•
Annual incentive cash compensation - Annual cash awards that focus on the attainment of Company performance targets as measured by Adjusted EBITDA and Adjusted Free Cash Flow. See “Annual Management Incentive Plan” elsewhere in this CD&A.

Long-term performance compensation:

•
Our equity- and cash-based Omnibus Equity Incentive Plan – annual awards that focus on long-term growth in stockholder value, including annual performance targets as measured by Adjusted EBITDA and Adjusted Free Cash Flow. Our long-term equity-based incentive compensation program (“LTI awards”) currently consists of stock options and restricted stock units.

The Compensation Committee believes that this combination of salary, cash incentives and equity-based compensation provides appropriate incentives for executives to deliver superior operating results and stockholder returns. The Compensation Committee has not significantly changed its programs and practices in the past three fiscal years.

The Named Executive Officers and all U.S. salaried employees participate in the Company’s tax qualified retirement savings plan. The Company does not provide any other significant perquisites or executive benefits to its Named Executive Officers.

Participants and Decision Makers in Determining Named Executive Officer Compensation:

A number of individuals contribute to the process of reviewing and determining the compensation of our Named Executive Officers:

•
Independent Members of Our Board of Directors – The independent members of our board of directors have formally delegated the final executive compensation decisions to be made by our Compensation Committee regarding the compensation of our Named Executive Officers and our compensation programs. The Compensation Committee makes periodic reports to our Board of Directors.

•
Compensation Committee – Our Compensation Committee consists of three directors, each of whom satisfies the applicable independence requirements of the Nasdaq Stock Market and any other regulatory requirements. Our Compensation Committee makes the final decisions regarding the compensation of our Named Executive Officers and our compensation programs. Additionally, the Committee is responsible for administering our equity and nonequity incentive plans. The Compensation Committee charter is available on our website under the Corporate Governance section.

•
Chief Executive Officer – Our Chief Executive Officer evaluates the performance of the other Named Executive Officers and makes recommendations on compensation of our Named Executive Officers to the Committee.

•
Chief Administrative Officer – Our Chief Administrative Officer also assists the Chief Executive Officer in the evaluation of the performance of our Named Executive Officers and may work with the Compensation Committee and make recommendations on compensation of our Named Executive Officers to the Committee.

Stockholder Approval for the Company’s Executive Compensation Programs

At the 2020 Annual Meeting, our stockholders will vote on an advisory basis to approve the compensation of the Named Executive Officers (known as a “say on pay” vote), and will also vote on an advisory basis on how frequently our stockholders will vote on the executive compensation of our Named Executive Officers. This will be the first time stockholders have voted on these matters, as the Company was not required to submit these matters for a stockholder vote during the period of time that the Company was an emerging growth company. The Company ceased to be an emerging growth company at the end of fiscal 2019 (September 28, 2019).

Executive Compensation Criteria

The Committee considers a number of important factors when reviewing and determining executive compensation, including job responsibilities, Company performance, individual performance and compensation for executives among its industry peers. The Committee also considers the opinion of the Chief Executive Officer when determining compensation for the executives that report to him.

Industry Compensation Comparisons. The Committee may from time to time utilize information from published compensation surveys as well as compensation data from industry peers to determine if compensation for the Chief Executive Officer and other executive officers is competitive with the market. The Committee has discretion to determine the nature and extent to which it will use comparative compensation data.

Role of Compensation Consultants. The Compensation Committee charter provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. In 2015, when the Company first became a public company, the Committee retained Meridian Compensation Partners, LLC (“Meridian”) to provide advice to the Committee, as requested from time to time, in connection with executive and director compensation. The engagement letter includes general guidance on compensation matters, advice on the Company’s executive compensation philosophy and compensation peer group, the design of compensation programs, the provision of compensation competitive market studies and market data, and updates on best practices and changes in the regulatory or corporate governance environment. Meridian provided the Committee with compensation market and peer data in 2015, which the Committee utilized in designing the initial compensation programs for our executives after we became a public company. Meridian provided benchmarking data for the top 20 executives in the Company to be utilized in designing a base compensation program for the executives, and also provided comparable data on director compensation. The Committee has had no significant interactions with Meridian since 2015, or any other compensation consultant.

Elements of Total Compensation

The Company’s executive compensation program is comprised of base salaries, annual incentive cash bonuses and long-term equity incentives currently consisting of stock options and restricted stock units, the vesting of which is tied to achieving annual performance goals.

Base Salary is designed to reward experience, knowledge of the industry, duties and scope of responsibility.

Short-Term Incentive Cash Compensation is designed to reward success in achieving annual Company performance objectives.

Long-Term Incentive Equity Compensation is designed to reward continued excellence and attainment of annual performance objectives and success in long-term growth and development.

Base Salary. Base salary provides a level of compensation that is competitive within our industry to attract and retain high-caliber executives. The Committee reviews base salaries annually and may or may not approve changes. Consistent with this practice, the Committee reviews the salary of each Named Executive Officer after the end of each fiscal year. The Committee considers performance, the addition of new responsibilities and other factors as appropriate. The Committee determined to leave base salaries of the Named Executive Officers unchanged for fiscal 2020. The Committee believes that the base salary of each Named Executive Officer is appropriate based on scope of responsibility, experience, tenure with the Company, individual performance and competitive pay practices.

Annual Management Incentive Plan (“MIP”). This program provides yearly cash incentives for the Named Executive Officers to achieve annual Company operating profit and cash flow goals. Subject to the funding maximums established by the Committee that are described below, the Committee sets annual performance goals and target and maximum awards for each Named Executive Officer, expressed as a percentage of base salary.

The Committee has chosen Adjusted EBITDA, or operating profit, as the chief financial metric for this program because the Company uses this measure as a useful way to measure operational performance between fiscal periods by excluding decisions on capital investment and financing and other nonrecurring charges that might otherwise impact the review of the profitability of the business based on present market conditions and other factors. When setting incentive compensation goals for the Named Executive Officers, the Committee believes that corporate performance is an appropriate measure of individual performance. Accordingly, the majority of the annual incentive compensation for each of the Named Executive Officers is based upon Company Adjusted EBITDA performance. The Adjusted EBITDA goal is proposed by Company management and approved by the Committee after the fiscal year end when the Company’s financial statements for the fiscal year have been completed. The target levels represent an amount of Adjusted EBITDA that the Committee determines is attainable with excellent performance under expected economic conditions. The remaining annual incentive compensation for the Chief Executive Officer and the other Named Executive Officers is based upon Adjusted Free Cash Flow goals determined by the Committee. The Committee assesses annual goal achievement and approves awards for the Named Executive Officers. The aggregate cash bonus payment is net of the Adjusted EBITDA minimum target goal.

The MIP rewards our executive officers for achievement of specific financial targets. Cash awards are made after the end of each fiscal year (after completion of the audited financial statements) currently based upon the achievement of MIP Adjusted EBITDA targets and Adjusted Free Cash Flow targets, which are set at the beginning of the fiscal year. “MIP Adjusted EBITDA” means net income before interest, taxes, depreciation and amortization, adjusted to add back nonrecurring charges such as (i) significant product design changes; (ii) transaction related costs; or (iii) discrete expenses related to major cost cutting initiatives. “Adjusted Free Cash Flow” means net cash provided in continuing operations less cash paid for fixed assets, acquired intangible assets and adjusted to add back nonrecurring charges such as (i) significant product design changes; (ii) transaction related costs; or (iii) discrete expenses related to major cost cutting initiatives.

The Compensation Committee approves the financial performance targets under the MIP on an annual basis, and has sole discretion to make adjustments to the performance targets. For fiscal 2019, the Compensation Committee established target bonuses for Mr. Horlock at 150% of his salary, for each of Messrs. Tighe, Roberts and Terry at 100% of his salary, and for Mr. Yousif at 50% of his salary. Awards under the MIP performance formula are based 75% on Blue Bird’s MIP Adjusted EBITDA and 25% on Blue Bird’s Adjusted Free Cash Flow. Individual awards are determined based on the achievement of the financial performance metrics (70%) and on individual performance as measured against our performance management program (30%).

The table below reflects the scale for fiscal 2019:

MIP Adjusted EBITDA (75% of Award)
Actual Adjusted EBITDA ($Mils)	Percent of Target Bonus	Weighted Percentage of Target Bonus
$80.0*	65.0%	48.8%
85.0	105.0	78.8
90.0	130.0	97.5
95.0	180.0	135.0
100.0	230.0	172.5
105.0	280.0**	210.0

*	No bonus award will be paid if MIP Adjusted EBITDA is below $80.0 million.

**	The award is capped at 280%.

Adjusted Free Cash Flow (25% of Award)
Adjusted Free Cash Flow ($Mils)	Percent of Target Bonus	Weighted Percentage of Target Bonus
$20.6*	80.0%	16.2%
$25.6	105.0%	26.3%
$30.6	130.0%	32.5%
$35.6	180.0%	45.0%
$40.6	230.0%	57.5%
$45.6	280.0%**	70.0%

*	No bonus award will be paid if Adjusted Free Cash Flow is less than $20.6 million.

**	The award is capped at 280%.
After the financial results for the preceding fiscal year are available, the Compensation Committee meets in order to determine the bonuses to be granted under the MIP for the preceding fiscal year’s performance. In addition to reviewing whether the established financial targets are met, the Compensation Committee has sole discretion to adjust the actual award amounts based whether our business is continuing to improve, including adjustments to the performance metrics if deemed appropriate by the Committee. MIP awards based on fiscal 2019 performance and reflected in the Summary Compensation Table were paid in December 2019, upon the completion of Blue Bird’s audited financial statements.

Based on fiscal 2019 results, the formula payout for the MIP awards amounted to 103%, principally due to higher than anticipated Adjusted Free Cash Flow. Upon the recommendation of management and following discussion with the Compensation Committee, the Committee approved a 95% payout under the formula. The payout scale ranged from 75% to 103% based on an individual’s performance.

After review and consideration of the performance of each of our Named Executive Officers, the Committee approved a total cash bonus payment as follows (tied to the percentage of salary target): Mr. Horlock – 103%; Mr. Tighe – 103%; Mr. Roberts – 103%; Mr. Terry – 85%; and Mr. Yousif – 100%. The Committee also approved the vesting of the LTI awards (the third tranche of fiscal 2017, the second tranche of fiscal 2018, and the first tranche of fiscal 2019) at 100%. See the “Summary Compensation Table” following this CD&A discussion for additional information on the dollar value of these awards.

Omnibus Equity Incentive Plan (referred to herein as the “Incentive Plan”). The Company’s long-term incentive program has historically included annual grants of stock option and restricted stock unit (“RSU”) awards under our Incentive Plan. Options and RSU’s are awarded to certain executives based on the attainment of the performance criteria under the MIP and vest, if at all, over three years.

Our long-term equity incentive compensation program is designed to motivate and reward our senior management team for increasing our stockholder value. Additionally, we believe that providing equity-based compensation opportunities enables us to attract and retain executives with the outstanding management abilities and entrepreneurial spirit that are essential to our ongoing success. Furthermore, we believe that providing a significant portion of a Named Executive Officer’s compensation in the form of equity more closely aligns such officer’s interests with those of our stockholders.

Awards under our Incentive Plan may consist of restricted stock or units, stock appreciation rights, incentive stock options, non-qualified stock options, phantom stock, cash-based awards, performance shares or units, or any combination of the foregoing. We believe that the various awards available under the Incentive Plan give us greater flexibility to respond to market-competitive changes in equity compensation practices. We have been using a mix of stock options and restricted stock units in order to accomplish the performance and retention objectives of our long-term incentive program. The Committee includes stock options and restricted stock units because these awards link the interests of executives directly with stockholders’ interests through increased individual stock ownership and adds a performance goal that is tied to the success of the Company’s business.

The mix of stock options and restricted stock units varies by organizational level and has changed over time. Our Named Executive Officers currently receive 25% or 50% (depending upon the officer position) of the award value in the form of non-qualified stock options and 50% or 75% (depending upon the officer position) of the award value in the form of restricted stock units. Every year, it is our goal to provide our Named Executive Officers with grants that are motivational while using the shares available for grant in a responsible manner. Messrs. Horlock, Tighe, Roberts and Terry currently receive 25% of their equity awards in the form of non-qualified stock options and 75% of their equity awards in the form of restricted stock units. Mr. Yousif currently receives his equity awards on a 50/50 basis between non-qualified stock options and restricted stock units.

Stock options. Stock options are granted by the Committee annually after the end of the fiscal year (and completion of the audited financial statements) and are not repriced, backdated or purchased by the Company. The number of options is determined by reference to the MIP award formulas for each participating employee, including the Named Executive Officers. The exercise price of stock options is the closing price of the Company’s stock on the date of grant. Historically, options become exercisable over a three-year vesting period upon achievement of the annual MIP goals and expire ten years after the date of grant. Unvested options are forfeited upon termination unless termination is by reason of death or disability. Vesting is accelerated in the event of a change in control. Beginning in fiscal 2020, LTI awards are subject to a maximum 50% forfeiture in the event that there is a failure to achieve the MIP target goals.

RSU’s. RSUs are granted by the Committee annually after the end of the fiscal year (and completion of the audited financial statements). The number of restricted shares is determined by reference to the above described MIP award formula for all participants. The RSUs are valued at the closing price of the Company’s stock on the date of grant. Historically, the RSUs vest over a three-year period upon achievement of the annual MIP goals and provided that the recipient is in the service of the Company. Unvested shares are forfeited upon termination. All shares vest immediately upon a change in control. Beginning in fiscal 2020, LTI awards are subject to a maximum 50% forfeiture in the event that there is a failure to achieve the MIP target goals.

As discussed above, the Committee determined at its meeting in December 2019 to vest the applicable tranches of the fiscal 2017, 2018 and 2019 LTI awards at 100%. See the “Summary Compensation Table” following this CD&A discussion for additional information on the dollar value of these awards.

Compensation of the Chief Executive Officer

The Committee applies the same compensation philosophy, policies and analysis to the Chief Executive Officer as it applies to the other Named Executive Officers. The Chief Executive Officer is the only officer with overall responsibility for all corporate functions and, as a result, has a greater percentage of his total compensation based on the overall financial performance of the Company. The Committee discussed the Chief Executive Officer’s salary in December 2019 and determined to keep his base salary at its current level.

Stock Ownership Guidelines

The Company’s executive officers are encouraged to own Company stock. However, our Board of Directors has not established any minimum equity ownership guidelines for our executives.

Effect of Post-Termination Events

The Company has a written employment agreement with our Chief Executive Officer, and Offer Letters (signed at the date of employment or promotion) and/or Severance Agreements with our other Named Executive Officers. In general, upon a termination without cause a Named Executive Officer retains vested benefits, and will receive 12 months’ severance and COBRA coverage. In a termination for cause, the executive forfeits all benefits. The annual RSU and stock option grants become fully vested in the event of a change in control, as defined in the Incentive Plan.

The Company believes that these benefits help us attract and retain our executive officers by providing financial security in the event of certain qualifying terminations of employment or a change in control of the Company.

Federal Income Tax Considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) places a limit of $1 million on the amount of compensation that a company may deduct as a business expense in any year with respect to certain highly paid executive officers. Historically, there has been an exemption from this $1 million deduction limit for compensation payments that qualified as “performance-based” under Section 162(m). Generally, in the past the executive compensation program has been designed to permit the Committee to award compensation intended to be eligible for deductibility to the extent permitted by Section 162(m) and the relevant IRS regulations. With the enactment of the 2017 Tax Cuts and Jobs Act, the performance-based compensation exemption has been eliminated, except with respect to certain grandfathered arrangements. The Committee considers the deductibility of compensation in determining executive compensation.

Compensation Forfeiture and Clawbacks

Executive officers may be terminated for “cause” and all unpaid compensation forfeited. Cause is generally defined to include: (i) conviction of or plea of nolo contendere to a felony; (ii) gross negligence or willful misconduct, including fraud, embezzlement, theft or proven dishonesty; (iii) refusal to perform any lawful, material obligation or duty after opportunity to cure; (iv) material breach of any agreement with or duty to the Company after opportunity to cure; or (v) breach of restrictive covenants.

In the event the Board determines that an executive officer has engaged in fraud that has caused or substantially contributed to material restatement of the Company’s financial statements, the Board in its discretion may recover from the officer or former officer any incentive compensation award which was based in whole or in part on financial results that were subject to a material restatement.

Compensation for Fiscal 2020

The Compensation Committee is in the process of finalizing the MIP and LTI compensation programs for fiscal 2020. The general criteria and allocations for the MIP and related LTI awards are expected to be similar to the 2019 programs, with some variations in the scales for Adjusted EBITDA and Adjusted Free Cash Flow, based upon current assessments of the Company’s expected performance.

Conclusion

The Company’s compensation programs are designed and administered in a manner consistent with its conservative executive compensation philosophy and guiding principles. The programs emphasize the retention of key executives and appropriate rewards for excellent results. The Committee continuously monitors these programs. The Company will continue to emphasize pay-for-performance and equity-based incentive programs that compensate executives for results that are consistent with generating return for its stockholders.

COMPENSATION COMMITTEE REPORT

The Committee reviewed and discussed the Compensation Discussion and Analysis Section (“CD&A”) for 2019 with management. Based on the Committee’s review and its discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis Section be included in the Company’s proxy statement for the 2020 Annual Meeting.

THE COMPENSATION COMMITTEE

Kevin Penn, Chairman
Chan Galbato
Connor Wentzell
2019 Director Compensation
The following table sets forth the compensation paid to each person who served as a director of the Company in fiscal 2019. Mr. Horlock, our President and Chief Executive Officer, did not receive any additional compensation for his service as a director.

2019 Director Compensation Table
Name	Fees earned or paid in cash	Stock Awards ($)	All Other Compensation	Total ($)
Gurminder S. Bedi	$50,000	$50,000	$—	$100,000
Chan Galbato	$55,000	$50,000	—	$105,000
Douglas Grimm	$50,000	$50,000	—	$100,000
Daniel J. Hennessy	$20,840	—	—	$20,840
Phil Horlock	—	—	—	—
Kevin Penn, Chairman (1)	$80,000	—	$75,000	$155,000
Michael Sand (1)	$12,500	—	—	$12,500
Alan Schumacher	$60,000	$50,000	—	$110,000
Kathleen M. Shaw, Ph.D.	$50,000	$50,000	—	$100,000
Connor Wentzell (1)	$50,000	—	$50,000	$100,000

(1)
All director compensation payable to Messrs. Penn, Sand and Wentzell has been assigned by them to American Securities, LLC, pursuant to an agreement. In lieu of a stock award, Messrs. Penn and Wentzell were awarded a cash payment as shown under “All Other Compensation,” which will be paid in the identical manner as the settlement of RSUs awarded to other Board members. Mr. Sand resigned from our Board on November 30, 2018.

With the exception of Messrs. Penn, Sand and Wentzell, our independent directors each received awards of Restricted Stock Units (“RSUs”) in fiscal 2019, which are reflected in the Stock Awards column in the table above. Each RSU represents the contingent right to receive one (1) share of the Company’s Common Stock on the vesting schedule provided in the awards. The settlement date for the RSUs is the earlier of the date when the director’s service terminates, or consummation of a change of control of the Company.

Summary Compensation Table

The following table provides information regarding the compensation awarded to, or earned by, our Named Executive Officers for fiscal 2019, fiscal 2018 and fiscal 2017:

							Nonqualified
						Non-equity	deferred
Name and				Stock	Option	incentive plan	compensation	All other
principle	Fiscal	Salary	Bonus	awards	awards	compensation	earnings	compensation	Total
position	year	($)	($)	($)(1)	($) (1)	($) (2)	($)	($)	($)

Phil Horlock,	2019	800,000	—	1,062,171	356,686	1,236,000	—	36,371	3,491,228
President and
Chief	2018	800,000	—	758,361	263,068	600,000	—	36,121	2,457,550
Executive
Officer	2017	760,937	—	349,997	123,795	840,000	—	35,622	2,110,351

Phil Tighe,	2019	475,000	—	360,379	121,022	489,250	—	42,963	1,488,614
Chief
Financial	2018	475,000	—	257,295	89,247	237,500	—	37,641	1,096,683
Officer
	2017	454,100	—	118,749	42,002	332,500	—	35,463	982,814

Tom Roberts	2019	375,000	—	284,515	95,544	386,250	—	38,217	1,179,526
Chief
Administrative	2018	375,000	—	203,124	70,455	187,500	—	39,857	875,936
Officer
	2017	358,500	—	93,749	33,159	262,500	—	37,667	785,575

Mark Terry,	2019	375,000	—	284,515	95,544	318,750	—	31,263	1,105,072
Chief
Commercial	2018	375,000	—	203,124	70,455	160,500	—	36,466	845,545
Officer
	2017	353,365	—	93,749	33,159	243,750	—	28,505	752,528

Paul Yousif,	2019	238,703	—	64,732	65,450	119,352	—	10,123	498,360
General
Counsel and	2018	238,703	—	47,712	49,954	65,643	—	8,791	410,803
Treasurer
	2017	236,965	—	23,870	25,331	83,546	—	8,142	377,854

(1)
The Named Executive Officers have been awarded restricted stock units and option awards under the 2015 Omnibus Equity Incentive Plan. These awards vest in three annual tranches, if at all, over a period of three years and are contingent upon the achievement of the performance targets set annually under the Management Incentive Plan (“MIP”), which plan is described below. The amounts in these columns are the aggregate grant date fair values of each respective award at the highest level of performance condition attainable, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”). Each fiscal year reflects applicable tranches of the respective awards with respect to which the performance criteria is known. Refer to Note 15, Share-Based Compensation, included in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on December 12, 2019 for the relevant assumptions used to determine the valuation of our equity awards. In fiscal 2019, 2018 and 2017, 100%, 75% and 87%, respectively, of the awards reflected in the table vested.

(2)
Amounts included in the “Non-equity incentive plan compensation” column relate to the MIP. Amounts shown in the table were paid in the subsequent fiscal year based on the prior year’s performance. See “Management Incentive Plan (“MIP”) below for a description of this plan.

“All other compensation” is comprised of the following for each of the Named Executive Officers:

•
For Mr. Horlock, $19,920 (2019), $19,920 (2018), and $19,920 (2017), for the use of an automobile, $10,284 (2019), $10,284 (2018), and $10,284 (2017), for premiums for disability and life insurance paid by us for Mr. Horlock’s benefit, and $6,167 (2019), $5,917 (2018), and $5,400 (2017) as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Horlock to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Horlock to that plan.

•
For Mr. Tighe, $18,000 (2019), $18,000 (2018) and $18,000 (2017), for the use of an automobile, $17,238 (2019), $16,079 (2018) and $10,285 (2017), for premiums for disability and life insurance paid by us for Mr. Tighe’s benefit, and $7,725 (2019), $3,562 (2018) and $7,125 (2017), as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Tighe to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Tighe to that plan.

•
For Mr. Roberts, $11,760 (2019), $11,760 (2018) and $11,760 (2017), for the use of an automobile, $17,238 (2019), $17,238 (2018) and $16,923 (2017), for premiums for disability and life insurance paid by us for Mr. Robert’s benefit, and $9,219 (2019), $10,859 (2018) and $8,952 (2017), as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Roberts to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Roberts to that plan.

•
For Mr. Terry, $11,760 (2019), $11,760 (2018) and $11,760 (2017), for the use of an automobile, $10,284 (2019), $9,629 (2018) and $7,464 (2017), for premiums for disability and life insurance paid by us for Mr. Terry’s benefit, and $9,219 (2019), $10,391(2018) and $9,281 (2017), as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Terry to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Terry to that plan.

•
For Mr. Yousif, $10,284 (2019), $2,791 (2018) and $2,771 (2017), for premiums for disability and life insurance paid by us for Mr. Yousif’s benefit, and $9,219 (2019), $2,419 (2018) and $5,371 (2017), as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Yousif to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Yousif to that plan.

Management Incentive Plan (“MIP”)
We maintain an annual performance-based cash bonus plan (“MIP”) which rewards our executive officers for our achievement of specific financial targets. Cash awards are made after the end of each fiscal year (after receipt of the audited financial statements) based on the achievement of MIP Adjusted EBITDA targets, Adjusted Free Cash Flow targets, or net cash or net debt improvement targets, which are set at the beginning of such fiscal year. “MIP Adjusted EBITDA” means net income before interest, taxes, depreciation and amortization, adjusted to add back nonrecurring charges such as (i) significant product design changes; (ii) transaction related costs; or (iii) discrete expenses related to major cost cutting initiatives. “Adjusted Free Cash Flow” means net cash provided in continuing operations less cash paid for fixed assets, acquired intangible assets and adjusted to add back nonrecurring charges such as (i) significant product design changes; (ii) transaction related costs; or (iii) discrete expenses related to major cost cutting initiatives. The Compensation Committee approves the financial performance targets under the MIP on an annual basis, and has sole discretion to make adjustments to the performance targets.

See our CD&A discussion for more information on the MIP and for details on the MIP for fiscal 2019.

For fiscal 2018 and fiscal 2017, the Compensation Committee established target bonuses for Mr. Horlock as 150% of his salary; for each of Messrs. Tighe, Roberts and Terry as 100% of his salary; and for Mr. Yousif as 50% of his salary.

The tables below reflect the scale for fiscal 2018:

MIP Adjusted EBITDA (75% of Award)
Actual Adjusted EBITDA ($Mils)	Percent of Target Bonus	Weighted Percentage of Target Bonus
$70.0*	25.0%	18.8%
77.5	62.5	46.9
85.0	130.0	97.5
90.0	180.0	135.0
95.0	230.0	172.5
100.0	280.0**	210.0

*	No bonus award will be paid if MIP Adjusted EBITDA is below $70.0 million.

**	The award is capped at 280%.

Adjusted Free Cash Flow (25% of Award)
Adjusted Free Cash Flow ($Mils)	Percent of Target Bonus	Weighted Percent of Target Bonus
$30.8*	25.0%	6.3%
34.2	62.5	18.7
37.6	130.0	32.5
42.6	180.0	45.0
47.6	230.0	57.5
52.6	280.0**	70.0

*	No bonus award will be paid if Adjusted Free Cash Flow is less than $30.8 million.

**	The award is capped at 280%.

The tables below reflect the scale for fiscal 2017:

MIP Adjusted EBITDA (75% of Award)
Actual Adjusted EBITDA ($Mils)	Percent of Target Bonus	Weighted Percentage of Target Bonus
$66.5*	50.0%	37.5%
70.0	75.0	56.3
74.0	100.0	75.0
79.0	150.0	112.5
84.0	200.0	150.0
89.0	250.0**	187.5

*	No bonus award will be paid if MIP Adjusted EBITDA is below $66.5 million.

**	The award is capped at 250%.

Adjusted Free Cash Flow (25% of Award)
Adjusted Free Cash Flow ($Mils)	Percent of Target Bonus	Weighted Percent of Target Bonus
$29.5*	50.0%	12.5%
33.0	75.0	18.7
37.2	100.0	25.0
42.0	150.0	37.5
47.0	200.0	50.0
52.0	250.0**	62.5

*	No bonus award will be paid if Adjusted Free Cash Flow is less than $29.5 million.

**	The award is capped at 250%.

After the financial results for the preceding fiscal year are available, the Compensation Committee meets in order to determine the bonuses to be granted under the MIP for the preceding fiscal year’s performance. In addition to reviewing whether the established financial targets are met, the Compensation Committee has sole discretion to adjust the actual award amounts based on such other criteria as the Compensation Committee deems relevant. MIP awards based on fiscal 2019, fiscal 2018 and fiscal 2017 performance and reflected in the Summary Compensation Table were paid in December 2019, 2018 and 2017, respectively, upon the completion of Blue Bird’s audited financial statements for the applicable year.

Omnibus Equity Incentive Plan

In fiscal 2015, we adopted the Omnibus Equity Incentive Plan (the “Incentive Plan”). The Incentive Plan is administered by the Compensation Committee of our Board of Directors. Under the Incentive Plan, the Committee currently may grant an aggregate of 3,700,000 shares of common stock in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, incentive bonus awards, other cash-based awards and other stock-based awards. The exercise price of a share subject to a stock option may not be less than 100% of the fair market value of a share of the Company’s common stock with respect to the grant date of such stock option. The Committee in its discretion shall determine the terms of each award, including vesting schedules, forfeiture provisions, performance metrics, and the effect of certain events, such as a change in control.

In our fiscal year 2019, we granted 14,765 RSUs to our Board members (excluding Messrs. Penn and Wentzell), and 352,991 RSUs and options to purchase 152,505 shares of Common Stock to management employees. The RSUs awarded to our Board members vest twelve (12) months after the grant date. The awards to our management employees vest, if at all, annually over a three-year period based upon the achievement of the performance criteria under the MIP.

Tax-Qualified Retirement Plan

Blue Bird has a tax-qualified retirement savings plan, the Blue Bird Employee Retirement Savings Plan (the “401(k) Plan”), under which participating employees may contribute up to the yearly statutory maximum under IRS guidelines into their 401(k) Plan accounts. In addition, under the 401(k) Plan, Blue Bird matches amounts contributed by the participant up to a certain percent of earnings, not to exceed the statutory maximum. Blue Bird currently makes matching contributions under the 401(k) Plan at a rate of 50% of the first 6% of eligible compensation contributed by participants. The 401(k) Plan also allows Blue Bird to make discretionary profit sharing contributions to the 401(k) Plan accounts for the benefit of participating employees for any calendar year in an amount determined by the Board.

Employment Agreements and Other Arrangements with Named Executive Officers
Phil Horlock. Prior to completion of the Business Combination transaction, Phil Horlock and School Bus Holdings, Inc. (“SBH”) entered into an Employment Agreement dated as of April 1, 2011, as amended by a First Amendment to Employment Agreement dated as of June 1, 2012 (referred to collectively as “Mr. Horlock’s Employment Agreement”). Following completion of the Business Combination transaction, Mr. Horlock’s Employment Agreement became an obligation of the Company.

Mr. Horlock’s Employment Agreement provides that he will serve as our President and Chief Executive Officer at a base salary of $500,000, subject to annual increases as determined by the Board in its discretion. Mr. Horlock’s current base salary is $800,000. Mr. Horlock’s Employment Agreement initially had a two-year term, and is now renewable for successive one-year periods unless either party has given the other 60 days’ notice prior to the expiration of the current period of its intention to terminate.

Mr. Horlock’s Employment Agreement provides that he will be eligible to receive an annual cash bonus award based on Blue Bird’s performance.

If Mr. Horlock’s employment is terminated for cause or by Mr. Horlock for any reason, Mr. Horlock will be entitled to receive his accrued but unpaid base salary to the date of termination and any benefits to which he is entitled under existing employee benefits plans. Upon Mr. Horlock’s termination of employment without cause, or upon the expiration of the then current term, in addition to the amounts described in the preceding sentence, upon the signing of a release, Mr. Horlock will be entitled to receive (i) payment for any accrued but unused vacation, (ii) an amount equal to the unpaid portion of his annual bonus relating to the previous fiscal year or the current fiscal year if his employment is terminated during the year, in which case the bonus will be pro-rated, (iii) his then salary for the earlier of 12 months or until he commences new employment, and (iv) reimbursement for COBRA coverage.

Mr. Horlock’s Employment Agreement also contains confidentiality provisions, which extend indefinitely after he ceases employment, and noncompetition and nonsolicitation (of customers, suppliers and employees) provisions, which are applicable for a period of 24 months following termination of employment.

Phil Tighe. Prior to completion of the Business Combination transaction, Phil Tighe’s Offer Letter from Blue Bird Body Company served as the basis of his employment as Chief Financial Officer, which commenced on March 20, 2012. Mr. Tighe’s initial base salary of $288,000 per year was increased to $300,000 per year on January 1, 2013 and is subject to annual increases. Mr. Tighe’s current base salary is $475,000. The Offer Letter includes the potential for Mr. Tighe to receive an annual bonus.

Blue Bird Corporation entered into a Severance Agreement with Mr. Tighe, dated as of May 10, 2012 (“Mr. Tighe’s Severance Agreement”), which provides that if Mr. Tighe’s employment is terminated without cause (such a termination is referred to as a “Qualifying Termination”), he continues to comply with his confidentiality, nonsolicitation and noncompetition obligations as set forth in Mr. Tighe’s Severance Agreement, and he signs a release, he will be entitled to receive, until the earlier of 12 months after his termination date or his commencement of new employment, continued monthly salary payments. He will also be entitled to reimbursement for continuation of group health coverage under COBRA.

In addition to the amounts described in the preceding paragraph, upon termination of his employment, Mr. Tighe will also be entitled to accrued but unpaid base salary to the termination date and any employee benefits he may be entitled to under existing employee benefit plans, the unpaid portion of any bonus relating to the calendar year prior to the calendar year of his termination of employment and, in the event of a Qualifying Termination, payment for accrued unused vacation days. Mr. Tighe’s Severance Agreement also contains confidentiality, nonsolicitation and noncompetition provisions which are comparable to those described above with respect to Mr. Horlock’s Employment Agreement, except that Mr. Tighe’s obligations are for 12 months, rather than 24 months, following termination of employment.

Tom Roberts. Tom Roberts’ Offer Letter from the Company serves as the basis of his employment as Chief Administrative Officer, which commenced on November 2, 2015 at a base salary of $300,000 per year. Mr. Roberts’ current base salary is $375,000. The Offer Letter includes the ability of Mr. Roberts to receive an annual bonus under the MIP and participation in the Company’s employee benefit plans and programs.

Pursuant to a related Severance Agreement with Mr. Roberts, if Mr. Roberts’ employment is terminated without cause (such a termination is referred to as a “Qualifying Termination”), he continues to comply with his confidentiality (indefinitely), nonsolicitation and noncompetition (for 12 months) obligations, and he signs a release, he will be entitled to receive, for a period of 12 months after his termination date, continued monthly salary payments. He will also be entitled to reimbursement for continuation of group health coverage under COBRA.

In addition to the amounts described in the preceding paragraph, upon termination of his employment, Mr. Roberts will also be entitled to accrued but unpaid base salary to the termination date and any employee benefits he may be entitled to under existing employee benefit plans, the unpaid portion of any bonus relating to the calendar year prior to the calendar year of his termination of employment and, in the event of a Qualifying Termination, payment for accrued unused vacation days.

Mark Terry. Mark Terry’s Offer Letter from the Company serves as the basis of his employment as Chief Commercial Officer, which commenced on March 29, 2016 at a base salary of $300,000 per year. Mr. Terry’s current base salary is $300,000. The Offer Letter includes the ability of Mr. Terry to receive an annual bonus under the MIP and participation in the Company’s employee benefit plans and programs.

Pursuant to a related Severance Agreement with Mr. Terry, if Mr. Terry’s employment is terminated without cause (such a termination is referred to as a “Qualifying Termination”), he continues to comply with his confidentiality (indefinitely), nonsolicitation and noncompetition (for 12 months) obligations, and he signs a release, he will be entitled to receive, for a period of 12 months after his termination date, continued monthly salary payments. He will also be entitled to reimbursement for continuation of group health coverage under COBRA.

In addition to the amounts described in the preceding paragraph, upon termination of his employment, Mr. Terry will also be entitled to accrued but unpaid base salary to the termination date and any employee benefits he may be entitled to under existing employee benefit plans, the unpaid portion of any bonus relating to the calendar year prior to the calendar year of his termination of employment and, in the event of a Qualifying Termination, payment for accrued unused vacation days.

Paul Yousif. Paul Yousif’s Offer Letter from the Company serves as the basis of his employment as Treasurer, and now also General Counsel, which commenced on August 14, 2008 at a base salary of $145,000 per year. Mr. Yousif’s current base salary is $238,703. The Offer Letter includes the ability of Mr. Yousif to receive an annual bonus under the MIP and participation in the Company’s employee benefit plans and programs.

Pursuant to a related Severance Agreement with Mr. Yousif, if Mr. Yousif’s employment is terminated without cause (such a termination is referred to as a “Qualifying Termination”), he continues to comply with his confidentiality (indefinitely), nonsolicitation and noncompetition (for 12 months) obligations, and he signs a release, he will be entitled to receive, for a period of 12 months after his termination date, continued monthly salary payments. He will also be entitled to reimbursement for continuation of group health coverage under COBRA.

In addition to the amounts described in the preceding paragraph, upon termination of his employment, Mr. Yousif will also be entitled to accrued but unpaid base salary to the termination date and any employee benefits he may be entitled to under existing employee benefit plans, the unpaid portion of any bonus relating to the calendar year prior to the calendar year of his termination of employment and, in the event of a Qualifying Termination, payment for accrued unused vacation days.

Grants of Plan-Based Awards Table
The following table provides information concerning each grant of an award made to a Named Executive Officer in the last completed fiscal year under any plan.

GRANTS OF PLAN-BASED AWARDS
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Phil Horlock
MIP		$600,000	$1,200,000	$3,360,000
Options					32,051	64,103	64,103			(1)	356,686
RSUs					31,259	62,517	62,517				1,062,171

Phil Tighe
MIP		$237,500	$475,000	$1,330,000
Options					10,875	21,750	21,750			(1)	121,022
RSUs					10,606	21,211	21,211				360,379

Tom Roberts
MIP		$187,500	$375,000	$1,050,000
Options					8,586	17,171	17,171			(1)	95,544
RSUs					8,373	16,746	16,746				284,515

Mark Terry
MIP		$187,500	$375,000	$1,050,000
Options					8,586	17,171	17,171			(1)	95,544
RSUs					8,373	16,746	16,746				284,515

Paul Yousif
MIP		$ 59,676	$119,352	$334,186
Options					5,862	11,724	11,724			(1)	65,450
RSUs					1,905	3,810	3,810				64,732

(1) The exercise prices of the respective option awards are $15.50, $16.99 and $18.10.

“Threshold” refers to minimum amount payable for a certain level of performance under plan; “target” refers to amount payable if the specified performance target(s) are reached; “maximum” refers to maximum payout possible under plan.

Outstanding Equity Awards at 2019 Fiscal Year-End Table

The following table provides certain information concerning the outstanding equity awards for each Named Executive Officer as of the fiscal year ended September 28, 2019.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Phil Horlock	200,000(1) 31,919(1) 37,589 34,708		23,160(2) 39,667(3) 63,287(4)	10.05 10.27 15.50 18.10 16.99	3/23/2025 12/19/2025 1/3/2027 12/11/2027 12/11/2028			22,580(2) 38,674(3) 61,800(4)	2,344,187
Phil Tighe	5,893 11,776		7,858(2) 13,458(3) 21,507(4)	15.50 18.10 16.99	1/3/2027 12/11/2027 12/11/2028			7,661(2) 13,122(3) 20,967(4)	795,333
Tom Roberts	4,653 9,297		6,204(2) 10,625(3) 16,980(4)	15.50 18.10 16.99	1/3/2027 12/11/2027 12/11/2028			6,048(2) 10,359(3) 16,554(4)	627,909
Mark Terry	10,069 9,297		6,204(2) 10,625(3) 16,980(4)	15.50 18.10 16.99	1/3/2027 12/11/2027 12/11/2028			6,048(2) 10,359(3) 16,554(4)	627,909
Paul Yousif	3,554 5,918		4,379(2) 6,763(3) 10,808(4)	15.50 18.10 16.99	1/3/2027 12/11/2027 12/11/2028			1,540(2) 2,198(3) 3,513(4)	138,132

(1)	All then outstanding options and RSUs vested upon the change in control that occurred in June 2016.

(2)	The awards vest over a three-year period, on January 3, 2018, 2019 and 2020, assuming annual performance criteria have been met, in whole or in part.

(3)	The awards vest over a three-year period, on December 11, 2018, 2019 and 2020, assuming annual performance criteria have been met, in whole or in part.

(4)	The awards vest over a three-year period, on December 11, 2019, 2020 and 2021, assuming annual performance criteria have been met, in whole or in part.

Option Exercises and Stock Vested Table

The following table provides information concerning each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the last completed fiscal year for each of the Named Executive Officers on an aggregated basis:

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Phil Horlock	0	0	8,086 9,050	137,381 161,181
Phil Tighe	0	0	2,888 3,004	49,067 53,501
Tom Roberts	0	0	2,291 2,403	38,924 42,797
Mark Terry	0	0	2,294 2,406	38,975 42,851
Paul Yousif	0	0	576 742	9,786 13,215

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently has three (3) members: Kevin Penn (Chairman), Connor Wentzell and Chan W. Galbato.

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
Compensation Committee Report
Our Compensation Committee report is included in the CD&A section of our Proxy Statement.
CERTAIN ACCOUNTING AND AUDIT MATTERS

BDO USA, LLP (“BDO”) was engaged to perform the Company’s annual audit for the fiscal year ended September 28, 2019. Representatives of BDO will be present at the 2020 Annual Meeting of Stockholders to respond to appropriate questions and to make a statement if such representatives so desire.

The Audit Committee of the Board has also engaged BDO as the independent registered public accounting firm for the current fiscal year ending October 3, 2020.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended September 28, 2019 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under Standards of the Public Company Accounting Oversight Board (“PCAOB”), including those matters set forth in SAS 61 (Codification of Statements on Auditing Standards, AU380), as adopted by the PCAOB in Rule

3200T. In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by the PCAOB’s applicable requirements and has discussed with them their independence from the Company and its management. The Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for the audit. In addition, the audit committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.

In fulfilling its oversight responsibilities and as part of its review of the Company’s 2019 Annual Report on Form 10-K, the Audit Committee met with the Company’s independent registered public accounting firm, with and without management present, to discuss their evaluations of the Company’s internal controls as well as the overall quality of its financial reporting.

The fees paid to the Company’s current and prior independent registered public accounting firms, as well as the policy on pre-approval of audit and non-audit services, are set forth below.

As a result of the reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board and the Board approved the audited financial statements of the Company for inclusion in the Annual Report on Form 10-K for the fiscal year ended September 28, 2019 for filing with the SEC.

This report has been submitted by the Audit Committee comprised of:

Alan Schumacher (Chairman)

Gurminder Bedi

Douglas Grimm

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended.
Policy on Pre-Approval of Services Provided by Independent Registered Public Accounting Firm
Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement with respect to all auditing services and non-audit services to be performed for the Company by its independent registered public accounting firm are subject to the specific pre-approval of the Audit Committee (except where such services are determined to be de minimis under the Exchange Act). All audit and permitted non-audit services to be performed require pre-approval by the Audit Committee in accordance with pre-approval procedures established by the Audit Committee. The procedures require all proposed engagements for services of any kind to be directed to the Company’s principal accounting officer and then submitted for approval to the Audit Committee prior to the beginning of any services.
In fiscal 2019 and fiscal 2018, 100% of the audit fees and tax fees billed by the independent registered public accounting firms were pre-approved by the Audit Committee or, in the interest of expediency, by the Chairman of the Audit Committee as its designee, with subsequent approval by the Audit Committee at its next scheduled meeting.

The Audit Committee has considered whether the provision of non-audit services by the Company’s independent registered public accounting firm is compatible with maintaining auditor independence and believes that the provision of such services is compatible.
Independent Registered Public Accounting Firm Fees
The following table shows the type of services and the aggregate fees billed for such services for the fiscal years ended September 28, 2019 and September 29, 2018 by Blue Bird’s independent registered public accounting firm, BDO. Descriptions of the service types are provided below.

Services Rendered	Fiscal 2019	Fiscal 2018
Audit Fees	$1,881,883	$1,353,256
Audit-Related Fees	—	—
Tax Fees	—	$—
All Other Fees	—	—
TOTAL	$1,881,883	$1,353,256
Audit Fees
The aggregate audit fees billed by BDO for each of the last two fiscal years include fees for professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Quarterly Reports on Form 10-Q, and auditor consents and assistance with and review of other documents filed with the SEC. Fees for the independent auditor’s opinion on internal controls, required beginning in fiscal year 2019, account for the year over year increase in fees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors and certain officers of the Company and owners of more than ten percent (10%) of the Company’s Common Stock to file an initial ownership report with the SEC and any subsequent current reports reflecting any changes in their ownership of any of the Company’s equity securities.

During the fiscal year ended September 28, 2019, the Company believes, based solely on a review of copies of the reports furnished to the Company and written representations to it that no other reports were required, that all Section 16 filing requirements have been timely met.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this Proxy Statement. This process, known as “house holding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses. Upon written or oral request, we will deliver a separate copy of this Proxy Statement to any stockholder at a shared address to which a single copy of this Proxy Statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this Proxy Statement may likewise request that we deliver single copies of our Proxy Statement in the future. Stockholders may notify us of their requests by calling or writing Mr. Paul Yousif, General Counsel and Corporate Treasurer, at our principal executive offices at (478) 822-2801, or 3920 Arkwright Road, Suite 200, Macon, Georgia 31210.

FUTURE STOCKHOLDER PROPOSALS

If you intend to bring business before the 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”), or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Company. Our Secretary must receive this notice at the principal executive offices of the Company no earlier than the opening of business on November 5, 2020 and no later than the close of business on December 2020; provided, however, that in the event that the 2021 Annual Meeting is called for a date that is not within forty five (45) days before or after the anniversary of the last annual meeting (March 4, 2020), notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the 2021 Annual Meeting and not later than the later of (x) the close of business on the 90th day before the 2021 Annual Meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2021 Annual Meeting is first made by the Company.
If you intend to present a proposal at the 2021 Annual Meeting, or if you want to nominate one or more directors at the 2021 Annual Meeting, you must comply with the advance notice provisions of our bylaws. You may contact our Chief Executive Officer or Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
If you intend to have your proposal included in our Proxy Statement and Proxy Card for our 2021 Annual Meeting, the proposal must be received at our principal executive offices by October 4, 2020, but if the 2021 Annual Meeting is called for a date that is not within thirty (30) days before or after the anniversary of the last annual meeting (March 4, 2020), then the deadline is a reasonable time before we begin to print and send our proxy materials for our 2021 Annual Meeting. Stockholder proposals for the 2021 Annual Meeting must comply with the notice requirements described in this paragraph and the other requirements set forth in SEC Rule 14a-8 to be considered for inclusion in our proxy materials relating to our 2021 Annual Meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934, as amended. You can read Blue Bird’s SEC filings, including this Proxy Statement, on the Internet at the SEC’s website at https://www.sec.gov. We also make our filings available free of charge on our website (https://www.blue-bird.com) as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC.

If you would like a complete copy of our Annual Report on Form 10-K (at no charge) or additional copies of this Proxy Statement or if you have questions about the proposals to be presented at the Meeting, you should contact us by telephone or in writing:

Paul Yousif
General Counsel and Corporate Treasurer
Blue Bird Corporation
3920 Arkwright Road, 2nd Floor
Macon, Georgia 31210
Tel: (478) 822-2801
Email: paul.yousif@blue-bird.com

OTHER MATTERS
Admission to Meeting

All Stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. Only Stockholders as of the Record Date may attend the Annual Meeting. Each Stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras and recording devices will not be permitted at the Annual Meeting.
Action on Other Matters at the Annual Meeting
At this time, we do not know of any other matters to be presented for action at the Annual Meeting other than those contained in the Notice of Annual Meeting of Stockholders and referred to in this Proxy Statement. If any other matter properly comes before the meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

Stockholders are urged to vote their shares via Smartphone/tablet or the Internet or to date, sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors,

/s/ Phil Horlock
Phil Horlock
Chief Executive Officer and Director
Blue Bird Corporation
January 31, 2020

APPENDIX A

BLUE BIRD CORPORATION
AMENDED AND RESTATED
2015 OMNIBUS EQUITY INCENTIVE PLAN
1. Establishment and Purpose

The purpose of the Blue Bird Corporation 2015 Omnibus Equity Incentive Plan (the "Plan") is to provide a means whereby eligible employees, officers, non-employee directors and other individual service providers develop a sense of proprietorship and personal involvement in the development and financial success of the Company and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. The Company, by means of the Plan, seeks to retain the services of such eligible persons and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Subsidiaries.

The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Incentive Bonus Awards, Other Cash-Based Awards and Other Stock-Based Awards. This Plan shall become effective upon the date set forth in Section 18.1 hereof.

2. Definitions

Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

2.1 "Affiliate" means, with respect to a Person, a Person that directly or indirectly Controls, or is Controlled by, or is under common Control with, such Person.

2.2 "Applicable Law'' means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

2.3 "Award" means an award of a Stock Option, a Stock Appreciation Right, a Restricted Stock, a Restricted Stock Unit, a Performance Share, a Performance Unit, an Incentive Bonus Award, an Other Cash-Based Award and/or an Other Stock-Based Award granted under the Plan.

2.4 "Award Agreement" means either (i) a written or electronic agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award including any amendment or modification therefore, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan and need not be identical.

2.5 "Board" means the Board of Directors of the Company.

2.6 "Change in Control" means the occurrence of any one of the following events:

(i)    any Person, other than a "Permitted Investor" as defined below, becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing (A) more than 50% of the total voting power of the Company's then outstanding securities generally eligible to vote for the election of directors (the "Company Voting Securities"); provided, however, that a Non-Qualifying Transaction (as defined in paragraph (ii) below) shall not be a Change in Control. A "Permitted Investor" means (1) any employee benefit plan (or related trust) sponsored or maintained by the

Company or any Subsidiary, or (2) an underwriter temporarily holding securities pursuant to an offering of such securities;

(ii)    the consummation, after the Effective Date, of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries (a "Business Combination"), unless immediately following such Business Combination:

(a)    Company Voting Securities that were outstanding immediately prior to such Business Combination represent more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of a majority of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"); provided, however, that if Company Voting Securities were converted pursuant to such Business Combination, then for purposes of this paragraph, "Company Voting Securities" shall mean the shares resulting from such conversion,

(b)    no Person, other than a Permitted Investor or any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation, is or becomes the beneficial owner, directly or indirectly, of securities of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) representing (A) 50% or more of the total voting power of the securities then outstanding generally eligible to vote for the election of directors of the Parent Corporation (or the Surviving Corporation) (the "Parent Voting Securities"), and (B) a greater percentage of the then outstanding Parent Voting Securities that are then held by all the Permitted Investors in the aggregate, and

(c)    at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were incumbent directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (it being understood that any Business Combination that satisfies all of the criteria specified in (a) and (b) above and this clause (c) shall be deemed to be a "Non-Qualifying Transaction");

(iii)    the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(iv)    the consummation of a sale of all or substantially all of the Company's assets to an entity that is not an Affiliate of the Company (other than pursuant to a Non-Qualifying Transaction).

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any Person acquires beneficial ownership of more than 50% of Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such Person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such Person, a Change in Control of the Company may then occur. For the avoidance of doubt, (a) an increase in the number of shares of Company Voting Securities (or, if applicable, shares into which Company Voting Securities are converted pursuant to a Business Combination) beneficially owned by a Permitted Investor or an increase in the percentage of Company Voting Securities (or, if applicable, shares into which Company Voting Securities are converted pursuant to a Business Combination) beneficially owned by one or more Permitted Investors shall not constitute a Change in Control and (b) a Business Combination that results in the Permitted Investors owning more than 50% of the total voting power of the Surviving Corporation or, if applicable, the Parent Corporation, shall not constitute a Change of Control.

2.7 "Code" means the Internal Revenue Code of 1986, as amended. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.8 "Committee" means the committee of the Board delegated with the authority to administer the Plan, or the full Board, as provided in Section 3 of the Plan. With respect to any decision involving an Award intended to satisfy the requirements of Section 162(m) of the Code, the Committee shall consist of two or more directors of the

Company who are "outside directors" within the meaning of Section 162(m) of the Code. The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without cause, and fill vacancies on the Committee however caused.

2.9 "Common Stock" means the Company's Common Stock, par value $0.0001 per share.

2.10 "Company" means Blue Bird Corporation, a Delaware corporation, and any successor thereto as provided in Section 16.8.

2.11 "Control" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, or the power to appoint directors of the Company, whether through the ownership of voting securities, by contract or otherwise (the terms "Controlled by" and "under common Control with" shall have correlative meanings).

2.12 "Date of Grant" means the date on which an Award under the Plan is granted by the Committee, or such later date as the Committee may specify to be the effective date of an Award.

2.13 "Disability" means a Participant being considered "disabled" within the meaning of Section 409A of the Code.

2.14 "Effective Date" means the date set forth in Section 18.1 hereof.

2.15 "Eligible Person" means any person who is an employee, officer, director, consultant, advisor or other individual service provider of the Company or any Subsidiary, or any person who is determined by the Committee to be a prospective employee, officer, director, consultant, advisor or other individual service provider of the Company or any Subsidiary. An entity providing consulting, advisory or other services to the Company or any Subsidiary may be an Eligible Person provided that such entity qualifies as a "natural person" according to applicable guidance under Form S-8 and Rule 701 of the Securities Act.

2.16 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

2.17 "Fair Market Value" means, as applied to a specific date, the opening, closing, actual, high, low or average selling price of a share of Common Stock reported on any established stock exchange or national market system on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee consistent with Applicable Law (including Section 409A of the Code). Unless the Committee determines otherwise or unless otherwise specified in an Award Agreement, Fair Market Value, as applied to a specific date, shall be deemed to be the closing price of a share of Common Stock on the most recent date on which shares of Common Stock were publicly traded. Notwithstanding the foregoing, if the shares of Common Stock are not traded on any established stock exchange or national market system, Fair Market Value means the price of a share of Common Stock as determined by the Committee in its discretion in a manner consistent with Applicable Law (including Section 409A of the Code).

2.18 "Full Value Award" shall mean any Award other than a Stock Option, Stock Appreciation Right or other Award for which the Participant pays the intrinsic value of the Award (whether directly or by forgoing a right to receive a cash payment from the Company).

2.19 "Incentive Bonus Award" means an Award granted under Section 12 of the Plan.

2.20 "Incentive Stock Option" means a Stock Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code and the regulations promulgated thereunder.

2.21 "Nonqualified Stock Option" means a Stock Option granted under Section 6 hereof that is not an Incentive Stock Option.

2.22 "Other Cash-Based Award" means a contractual right granted to an Eligible Person under Section 13 hereof entitling such Eligible Person to receive a cash payment at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.23 "Other Stock-Based Award" means a contractual right granted to an Eligible Person under Section 13 representing a notional unit interest equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions as are set forth in the Plan and the applicable Award Agreement.

2.24 "Participant" means any Eligible Person who holds an outstanding Award under the Plan.

2.25 "Performance Measures" mean the measures of performance of the Company and its Subsidiaries as defined in Section 14 of the Plan.

2.26 "Person" shall mean any individual, partnership, firm, trust, corporation, limited liability company or other similar entity. When two or more Persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of Common Stock, such partnership, limited partnership, syndicate or group shall be deemed a "Person".

2.27 "Performance Share Award" means an award of Performance Shares.

2.28 "Performance Shares" means a contractual right granted to an Eligible Person under Section 10 hereof representing a notional unit interest equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.29 "Performance Unit" means a contractual right granted to an Eligible Person under Section 11 hereof representing a notional dollar interest as determined by the Committee to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.30 "Performance Unit Award" means an award of Performance Units.

2.31 "Plan" means this Amended and Restated Blue Bird Corporation 2015 Omnibus Equity Incentive Plan, as it may be amended from time to time.

2.32 "Reporting Person" means an officer, director or greater than ten percent shareholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

2.33 "Restricted Stock" means shares of Common Stock granted to an Eligible Person under Section 8 hereof that are issued subject to such vesting and transfer restrictions and such other conditions as are set forth in the Plan and the applicable Award Agreement.

2.34 "Restricted Stock Award" means a grant of Restricted Stock.

2.35 "Restricted Stock Unit" means a contractual right granted to an Eligible Person under Section 9 hereof representing notional unit interests equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.36 "Restricted Stock Unit Award" means a grant of Restricted Stock Units.

2.37 "Section 162(m) Award" shall have the meaning assigned such term under Section 14 hereof.

2.38 "Securities Act" means the Securities Act of 1933, as amended.

2.39 "Service" means a Participant's employment or other service relationship with the Company or any Subsidiary.

2.40 "Stock Appreciation Right" means a contractual right granted to an Eligible Person under Section 7 hereof entitling such Eligible Person to receive a payment, upon the exercise of such right, in such amount and at such time, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.41 "Stock Option" means a contractual right granted to an Eligible Person under Section 6 hereof to purchase shares of Common Stock at such time and price, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.42 "Stockholders" Agreement" means an agreement between a Participant and the Company as contemplated by Section 16.11.

2.43 "Subsidiary" means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company; provided, however, that with respect to Incentive Stock Options, the term "Subsidiary" shall include only an entity that qualifies under Section 424(f) of the Code as a "subsidiary corporation" with respect to the Company.

3. Administration

3.1 Committee Members. The Plan shall be administered by the Committee; provided that the entire Board may act in lieu of the Committee on any matter, except to the extent that, with respect to Section 162(m) Awards and Stock Options and Stock Appreciation Rights, such action is required to be taken by the Committee in order to satisfy the requirements of Section 162(m) of the Code (to the extent applicable and available). If and to the extent permitted by Applicable Law, the Committee may authorize one or more Reporting Persons (or other officers) to make Awards to Eligible Persons who are not Reporting Persons (or other officers whom the Committee has specifically authorized to make Awards) Subject to Applicable Law and the restrictions set forth in the Plan, the Committee may delegate administrative functions to individuals who are Reporting Persons, officers, or employees of the Company or its Subsidiaries.

3.2 Committee Authority. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an Award, the duration of the Award, and all other terms of the Award. Subject to the terms of the Plan, the Committee shall have the authority to amend the terms of an Award in any manner that is not inconsistent with the Plan (including to extend the post-termination exercisability period of Stock Options and Stock Appreciation Rights), provided that no such action shall adversely affect the rights of a Participant with respect to an outstanding Award without the Participant's consent. The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration, including, without limitation, to correct any defect, to supply any omission or to reconcile any inconsistency in the Plan or any Award Agreement hereunder. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. The Committee's determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

3.3 No Liability: Indemnification. Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction or determination made in good faith with respect to the Plan, any Award or any Award Agreement. The Company and its Subsidiaries shall pay or reimburse any member of the Committee, as well as any other Person who takes action on behalf of the Plan, for all reasonable expenses incurred with respect to the Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorney's fees) arising out of their good faith performance of duties on behalf of the Company with respect to the Plan. The Company and its Subsidiaries may, but shall not be required to, obtain liability insurance for this purpose.

4. Shares Subject to the Plans

4.1 Share Limitation.

(a)    Subject to adjustment pursuant to Section 4.2 hereof, the maximum aggregate number of shares of Common Stock which may be issued under all Awards granted to Participants under the Plan shall be 5,200,000 shares, all of which may, but need not, be issued in respect of Incentive Stock Options. The maximum number of such shares of Common Stock which may be issued under the Plan as Full Value Awards is 2,500,000 shares. Shares of Common Stock issued under the Plan may be either authorized but unissued shares or shares held in the Company's treasury. Any shares of Common Stock subject to Awards that are settled in Common Stock shall be counted against the maximum share limitations of this Section 4.1 as one share of Common Stock for every share of Common Stock subject thereto, regardless of the number of shares of Common Stock actually issued to settle the Stock Option or Stock Appreciation Right upon exercise.

(b)    To the extent that any Award under the Plan payable in shares of Common Stock is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, the shares of Common Stock covered thereby will no longer be counted against the foregoing maximum share limitations (including the limitation applicable to Full Value Awards if such shares of Common Stock relate to a Full Value Award) and may again be made subject to Awards under the Plan pursuant to such limitations. In addition, shares of Common Stock subject to Awards that are settled in cash (in lieu of shares) will not be counted against the foregoing maximum share limitations (including the limitation applicable to Full Value Awards if such shares of Common Stock relate to a Full Value Award) and may again be made subject to Awards under the Plan pursuant to such limitations. To the extent any shares of Common Stock issuable under the Plan are tendered (by either actual delivery or attestation) or withheld (i) to pay the exercise price of a Stock Option granted under this Plan or (ii) to satisfy tax withholding obligations associated with an Award granted under the Plan, the shares of Common Stock covered thereby shall be counted against the maximum share limitations set forth in paragraph (a) above and shall not be available for Awards under the Plan. To the extent any shares of Common Stock that were subject to a Stock Appreciation Right granted under the plan were not issued upon the exercise of such Stock Appreciation Right, the shares of Common Stock covered thereby shall be counted against the maximum share limitations set forth in paragraph (a) above and may not again be available for Awards under the Plan.

4.2 Adjustments. If there shall occur any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split, or other distribution with respect to the shares of Common Stock, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change, or any other change affecting the Common Stock, the Committee shall, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made in (i) the maximum numbers and kind of shares provided in Section 4.1 hereof and Section 14.4 hereof, (ii) the numbers and kind of shares of Common Stock, units, or other rights subject to then outstanding Awards, (iii) the price for each share or unit or other right subject to then outstanding Awards, (iv) the performance measures or goals relating to the vesting of an Award and (v) any other terms of an Award that are affected by the event to prevent dilution or enlargement of a Participant's rights under an Award. Notwithstanding the foregoing, in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 424(a) of the Code.

4.3 No Repricing. Except as provided in Section 4.2 or Section 15, the terms of an outstanding Award may not be amended, without prior stockholder approval, to: (i) reduce the exercise price of an outstanding Stock Option or the base price of an outstanding Stock Appreciation Right; (ii) cancel an outstanding Stock Option or Stock Appreciation Right in exchange for a Stock Option or Stock Appreciation Right with an exercise price or base price, as applicable, that is less than the exercise price of such cancelled Stock Option or the base price of such cancelled Stock Appreciation Right; or (iii) cancel an outstanding Stock Option or Stock Appreciation Right with an exercise price or base price, as applicable, that is greater than the Fair Market Value of a share of Common Stock on the date of cancellation in exchange for cash or another Award.

5. Participation and Awards

5.1 Designation of Participants. All Eligible Persons are eligible to be designated by the Committee to receive Awards and become Participants under the Plan. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of shares of Common Stock or units subject to Awards granted under the Plan. In selecting Eligible Persons to be Participants and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate.

5.2 Determination of Awards. The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem or in the alternative. To the extent deemed appropriate by the Committee, an Award shall be evidenced by an Award Agreement as described in Section 16.1 hereof.

6. Stock Options

6.1 Grant of Stock Option. A Stock Option may be granted to any Eligible Person selected by the Committee. Subject to the provisions of Section 6.6 hereof and Section 422 of the Code, each Stock Option shall be designated, in the discretion of the Committee, as an Incentive Stock Option or as a Nonqualified Stock Option.

6.2 Exercise Price. The exercise price per share of a Stock Option shall not be less than 100 percent of the Fair Market Value of a share of Common Stock on the Date of Grant, subject to adjustments as provided for under Section 4.2, provided that the Committee may in its discretion specify for any Stock Option an exercise price per share that is higher than the Fair Market Value on the Date of Grant.

6.3 Vesting of Stock Options. The Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Option may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting or exercisability of any Stock Option at any time. The Committee in its sole discretion may allow a Participant to exercise unvested Nonqualified Stock Options, in which case the shares of Common Stock then issued shall be Restricted Stock having analogous vesting restrictions to the unvested Nonqualified Stock Options.

6.4 Term of Stock Options. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Option may be exercised, provided that the maximum term of a Stock Option shall be ten (10) years from the Date of Grant. A Stock Option may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant's Service with the Company or any Subsidiary, including by reason of voluntary resignation, death, Disability, termination for cause or any other reason. Except as otherwise provided in this Section 6 or in an Award Agreement as such agreement may be amended from time to time upon authorization of the Committee, no Stock Option may be exercised at any time during the term thereof unless the Participant is then in the Service of the Company or one of its Subsidiaries.

6.5 Stock Option Exercise: Tax Withholding. Subject to such terms and conditions as shall be specified in an Award Agreement, a Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, and payment of the aggregate exercise price by certified or bank check, or such other means as the Committee may accept. As set forth in an Award Agreement or otherwise determined by the Committee, in its sole discretion, at or after grant, payment in full or in part of the exercise price of an Option may be made: (i) in the form of shares of Common Stock that have been held by the Participant for such period as the Committee may deem appropriate for accounting purposes or otherwise, valued at the Fair Market Value of such shares on the date of exercise; (ii) by surrendering to the Company shares of Common Stock otherwise receivable on exercise of the Option; (iii) by a cashless exercise program implemented by the Committee in connection with the Plan; and/or (iv) by such other method as may be approved by the Committee and set forth in an Award Agreement. Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment of the exercise price and satisfaction of any applicable tax withholding pursuant to Section 17.5, the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant's request, Common Stock certificates in an appropriate amount based upon the number of shares of Common Stock purchased under the Option. Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or shares of Common Stock, as applicable.

6.6 Additional Rules for Incentive Stock Options.

(i)    Eligibility. An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee under Treasury Regulation §1.421-1(h) of the Company or any Subsidiary.

(ii)    Annual Limits. No Incentive Stock Option shall be granted to an Eligible Person as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the stock with respect to which Incentive Stock Options are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any Subsidiary would exceed $100,000, determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking Incentive Stock Options into account in the order in which granted.

(iii)    Ten Percent Stockholders. If a Stock Option granted under the Plan is intended to be an Incentive Stock Option, and if the Participant, at the time of grant, owns stock possessing ten percent or more of the total combined voting power of all classes of Common Stock of the Company or any Subsidiary, then (A) the Stock Option exercise price per share shall in no event be less than 110 percent of the Fair Market Value of the Common Stock on the date of such grant and (B) such Stock Option shall not be exercisable after the expiration of five (5) years following the date such Stock Option is granted.

(iv)    Termination of Employment. An Award of an Incentive Stock Option shall provide that such Stock Option may be exercised not later than three (3) months following termination of employment of the Participant with the Company and all Subsidiaries, or not later than one (1) year following death or a permanent and total disability within the meaning of Section 22(e)(3) of the Code, as and to the extent determined by the Committee to comply with the requirements of Section 422 of the Code.

(v)    Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two (2) years following the Date of Grant or one (1) year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.

7. Stock Appreciation Rights

7.1 Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any Eligible Person selected by the Committee. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic payment of the right upon a specified date or event.

7.2 Base Price. The base price of a Stock Appreciation Right shall be determined by the Committee in its sole discretion; provided, however, that the base price for any grant of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of a share of Common Stock on the Date of Grant, subject to adjustments as provided for under Section 4.2.

7.3 Vesting Stock Appreciation Rights. The Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, a Stock Appreciation Right or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Appreciation Right may be based on the continued Service of a Participant with the Company or a Subsidiary for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting or exercisability of any Stock Appreciation Right at any time.

7.4 Term of Stock Appreciation Rights. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Appreciation Right may be exercised, provided that the maximum term of a Stock Appreciation Right shall be ten (10) years from the Date of Grant. A Stock Appreciation Right may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant's Service with the Company or any Subsidiary, including by reason of voluntary resignation, death, Disability, termination for cause or any other reason. Except as otherwise provided in this Section 7 or in an Award Agreement as such agreement may be amended from time to time upon authorization of the Committee, no Stock Appreciation Right may be exercised at any time during the term thereof unless the Participant is then in the Service of the Company or one of its Subsidiaries.

7.5 Payment of Stock Appreciation Rights. Subject to such terms and conditions as shall be specified in an Award Agreement, a vested Stock Appreciation Right may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company and payment of any exercise price. Upon the exercise of a Stock Appreciation Right and payment of any applicable exercise price, a Participant shall be entitled to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right over the base price of such Stock Appreciation Right, by (ii) the number of shares as to which such Stock Appreciation Right is exercised. Payment of the amount determined under the immediately preceding sentence may be made, as approved by the Committee and set forth in the Award Agreement, in shares of Common Stock valued at their Fair Market Value on the date of exercise, in cash, or in a combination of shares of Common Stock and cash, subject to applicable tax withholding requirements set forth in Section 17.5. If Stock Appreciation Rights are settled in shares of Common Stock, then as soon as practicable following the date of settlement the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant's request, Common Stock certificates in an appropriate amount.

8. Restricted Stock Awards

8.1 Grant of Restricted Stock Awards. A Restricted Stock Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Award. The Committee may provide in an Award Agreement for the payment of dividends and distributions to the Participant at such times as paid to stockholders generally or at the times of vesting or other payment of the Restricted Stock Award. If dividends or other distributions are paid on Restricted Stock Awards subject to performance-based vesting conditions while such an Award remains subject to restrictions, the dividends or other distributions will be subject to the same restrictions as the shares of Common Stock to which they relate. The Committee may also subject the grant of any Restricted Stock Award to the execution of a voting agreement with the Company or with any Affiliate of the Company.

8.2 Vesting Requirements. The restrictions imposed on Restricted Stock shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. Upon vesting of Restricted Stock, the tax withholding requirement set forth in Section 17.5 shall apply. The requirements for vesting of Restricted Stock Award may be based on the continued Service of the Participant with the Company or its Subsidiaries for a specified time period (or periods) and/or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting of all or a portion of a Restricted Stock Award at any time. If the vesting requirements of Restricted Stock shall not be satisfied, the Restricted Stock shall be forfeited and shall be returned to the Company. In the event that the Participant paid any purchase price with respect to such forfeited shares, unless otherwise provided by the Committee in an Award Agreement, the Company will refund to the Participant the lesser of (i) such purchase price and (ii) the Fair Market Value of such shares on the date of forfeiture.

8.3 Restrictions. Restricted Stock may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee. The Committee may require in an Award Agreement that certificates representing the Restricted Stock bear a legend making appropriate reference to the restrictions imposed, and that certificates representing the Restricted Stock remain in the physical custody of an escrow holder until all restrictions are removed or have expired.

8.4 Rights as Stockholder. Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant shall have all rights of a stockholder with respect to the shares granted to the Participant under a Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Stock Award is granted.

8.5 Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within 30 days following the Date of Grant, a copy of such election with the Company (directed to the Secretary thereof) and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant's making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

9. Restricted Stock Unit Awards

9.1 Grant of Restricted Stock Unit Awards. A Restricted Stock Unit Award may be granted to any Eligible Person selected by the Committee. The value of each Restricted Stock Unit is equal to the Fair Market Value of the Common Stock on the applicable date or time period of determination, as specified by the Committee. A Restricted Stock Unit Award shall be subject to such restrictions and conditions as the Committee shall determine. A Restricted Stock Unit Award may be granted together with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which may be accumulated and may be deemed reinvested in additional Restricted Stock Units, as determined by the Committee in its discretion. If dividend equivalents are paid with respect to Restricted Stock Unit Awards subject to performance-based vesting conditions while such an Award remains subject to restrictions, the dividend equivalents will be subject to the same restrictions as the Restricted Stock Units to which they relate.

9.2 Vesting of Restricted Stock Units. On the Date of Grant, the Committee shall, in its discretion, determine any vesting requirements with respect to Restricted Stock Units, which shall be set forth in the Award Agreement. The requirements for vesting of Restricted Stock Units may be based on the continued Service of the Participant with the Company or its Subsidiaries for a specified time period (or periods) and/or on the attainment of a specified performance goal (or goals) established by the Committee in its discretion. The Committee may, in its discretion, accelerate the vesting of all or a portion of a Restricted Stock Unit Award at any time. A Restricted Stock Unit Award may also be granted on a fully vested basis, with a deferred payment date as may be determined by the Committee or elected by the Participant in accordance with rules established by the Committee.

9.3 Payment With Respect to Restricted Stock Units. Payment with respect to Restricted Stock Units shall be made to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment with respect to a Restricted Stock Unit may be made, at the discretion of the Committee, in cash or in shares of Common Stock, or in a combination thereof, subject to applicable tax withholding requirements set forth in Section 17.5. Any cash payment with respect to a Restricted Stock Unit shall be made based upon the Fair Market Value of a share of Common Stock, determined on such date or over such time period as determined by the Committee. If Restricted Stock Units are settled in shares of Common Stock, then as soon as practicable following the date of settlement the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant's request and approval of the Committee, Common Stock certificates of an appropriate number.

10. Performance Shares

10.1 Grant of Performance Shares. Performance Shares may be granted to any Eligible Person selected by the Committee. A Performance Share Award shall be subject to such restrictions and condition as the Committee shall specify. A Performance Share Award may be granted with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which shall be accumulated and may be deemed reinvested in additional shares of Common Stock, as determined by the Committee in its discretion. If dividend equivalents are paid on Performance Shares while such an Award remains subject to restrictions, the dividend equivalents will be subject to the same restrictions as the Performance Shares to which they relate.

10.2 Value of Performance Shares. Each Performance Share shall have an initial value equal to the Fair Market Value of a share of Common Stock on the Grant Date. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over a specified time period, shall determine the number of Performance Shares that shall be paid to a Participant.

10.3 Earning of Performance Shares. After the applicable time period has ended, the number of Performance Shares earned by the Participant over such time period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee. The Committee may, in its discretion, waive any performance or vesting conditions relating to a Performance Share Award.

10.4 Form and Timing of Payment of Performance Shares. The Committee shall pay at the close of the applicable performance period, or as soon as practicable thereafter, amounts with respect to any earned and vested Performance Shares in the form of cash or in shares of Common Stock or in a combination thereof, as specified in a Participant's Award Agreement, subject to applicable tax withholding requirements set forth in Section 17.5. Any shares of Common Stock paid to a Participant under this Section 10.4 may be subject to any restrictions deemed appropriate by the Committee. If Performance Shares are settled in shares of Common Stock, then as soon as practicable following the date of settlement, the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant's request and approval by the Committee, Common Stock certificates of an appropriate number.

11. Performance Units

11.1 Grant of Performance Units. Performance Units may be granted to any Eligible Person selected by the Committee. A Performance Unit Award shall be subject to such restrictions and condition as the Committee shall specify.

11.2 Value of Performance Units. Each Performance Unit shall have an initial notional value equal to a dollar amount determined by the Committee, in its sole discretion. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met over a specified time period, will determine the number of Performance Units that shall be settled and paid to the Participant.

11.3 Earning of Performance Units. After the applicable time period has ended, the number of Performance Units earned by the Participant and vested, and the amount payable in cash, in shares or in a combination thereof, over such time period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee. The Committee may, in its discretion, waive any performance or vesting conditions relating to a Performance Unit Award

11.4 Form and Timing of Payment of Performance Units. The Committee shall pay at the close of the applicable performance period, or as soon as practicable thereafter, amounts with respect to any earned and vested Performance Units in the form of cash or in shares of Common Stock or in a combination thereof, as specified in a Participant's Award Agreement, subject to applicable tax withholding requirements set forth in Section 17.5. Any shares of Common Stock paid to a Participant under this Section 11.4 may be subject to any restrictions deemed appropriate by the Committee. If Performance Units are settled in shares of Common Stock, then as soon as practicable following the date of settlement, the Company shall deliver to the Participant evidence of book entry shares of Common Stock, or upon the Participant's request and approval of the Committee, Common Stock certificates in an appropriate amount.

12. Incentive Bonus Awards.

12.1 Grant. The Committee, in its discretion, may grant Incentive Bonus Awards to such Participants as it may designate from time to time on such terms and conditions as the Committee shall determine.

12.2 Performance Criteria. The determination of Incentive Bonus Awards for a given year or years may be based upon the attainment of specified levels of Company, Subsidiary and/or individual performance as measured by performance criteria determined at the discretion of the Committee, including any or all of the Performance Measures set forth in Section 14 of the Plan. The Committee shall (i) select those Participants who shall be eligible to receive an Incentive Bonus Award, (ii) determine the performance period, (iii) determine target levels of performance, and (iv) determine the level of Incentive Bonus Award to be paid to each selected Participant upon the achievement of each performance level. The Committee generally shall make the foregoing determinations prior to the commencement of services to which an Incentive Bonus Award relates (or for Incentive Bonus Awards that are Section 162(m) Awards, within the permissible time period established for exemption under Code Section 162(m) of the Code), to the extent applicable, and while the outcome of the performance goals and targets is substantially uncertain.

12.3 Payment.

(a)    Incentive Bonus Awards shall be paid in cash or settled through the issuance of unrestricted shares of Common Stock, Restricted Stock Awards or Restricted Stock Units under the Plan, as determined by the Committee in its sole discretion. Payment or settlement shall be made following a determination by the Committee that the performance targets were attained.

(b)    The amount of an Incentive Bonus Award to be paid upon the attainment of each targeted level of performance shall equal a percentage of a Participant's base salary for the fiscal year, a fixed dollar amount, or such other formula, as determined by the Committee.

13. Other Cash-Based Awards and Other Stock-Based Awards

13.1 Other Cash-Based and Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual shares of Common Stock to a Participant, or payment in cash or otherwise of amounts based on the value of shares of Common Stock. In addition, the Committee, at any time and from time to time, may grant Cash-Based Awards to a Participant in such amounts and upon such terms as the Committee shall determine, in its sole discretion.

13.2 Value of Cash-Based Awards and Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of shares of Common Stock or units based on shares of Common Stock, as determined by the Committee, in its sole discretion. Each Other Cash-Based Award shall specify a payment amount or payment range as determined by the Committee, in its sole discretion. If the Committee exercises its discretion to establish performance goals, the value of Other Cash-Based Awards that shall be paid to the Participant will depend on the extent to which such performance goals are met.

13.3 Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to Other Cash-Based Awards and Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

14. Section 162(m) Awards.

14.1 Grant. The Committee, at its discretion, may grant Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Incentive Bonus Awards, Other Stock-Based Awards and/or Other Cash-Based Awards that are intended to be exempt from the deduction limitation under Section 162(m) of the Code by virtue of the exception for "qualified performance-based compensation" under Section 162(m) of the Code (to the extent available) ("Section 162(m) Awards"). Section 162(m) Awards must comply with the additional requirements set forth in this Section 14, which shall control over any other provision that pertains to such Award.

14.2 Performance Measures.

(a)    Each Section 162(m) Award shall be contingent on the attainment of one or more pre-established, objective performance goals based on one or more Performance Measures ("Performance Goals"). Further, at the discretion of the Committee, a Section 162(m) Award may be subject to goals and restrictions in addition to the attainment of Performance Goals.

(b)    "Performance Measures" are one or more measures of performance based on one or more of the following criteria, or a combination of any of the following criteria, as determined by the Committee: (i) net earnings or net income (before or after taxes); (ii) earnings growth; (iii) earnings per share (including, but not limited to, growth in diluted earnings per share from continuing operations); (iv) net sales (including, but not limited to, net sales growth); (v) gross profits or net operating profit; (vi) return on assets, return on equity, return on capital or return on sales; (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on capital and statutory cash measures); (viii) revenue growth; (ix) earnings before or after taxes, interest, depreciation, and/or amortization; (x) productivity ratios; (xi) Common Stock price (including, but not limited to, growth measures), (xii) total stockholder return; (xiii) expense targets; (xiv) gross or operating margins, earnings before or after taxes, interest, depreciation, and/or amortization margins; (xv) operating efficiency; (xvi) customer satisfaction or increase in the number of customers; (xvii) division working capital turnover; (xviii) strategic business or operational criteria consisting of one or more objectives based on meeting specified goals relating to (A) acquisitions or divestitures, (B) business expansion, (C) cost targets, (D) diversity and inclusion, (E) efficiency, (F) management of employment practices and employee benefits, (G) market penetration, (H) product quality and quality audit scores, (I) reductions in errors and omissions, (J) reductions in lost business, (K) supervision of litigation and information technology, or (L) sustainability; (xix) market share; (xx) cost reductions; (xxi) working capital targets; (xxii) sales backlog; (xxiii) net debt and (xxiv) economic value added. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; asset write-downs; effects of changes in tax laws, accounting principles or other laws or provisions; effects of currency fluctuations; effects of industry volumes, customer mix or customer tooling payments and receipts; effects of financing activities

(e.g., effect on earnings per share of issuing convertible debt securities); expenses for reorganizations and restructuring, productivity initiatives or new business initiatives; non-operating items; acquisition and divestiture expenses; effects of litigation or claim judgments or settlements and effects of acquisitions and divestitures (collectively, "Unusual or Non-Recurring Items"). Performance Goals may be (i) used to measure the performance of the Company and/or any of its Subsidiaries as a whole, any business unit thereof, or any combination thereof (ii) absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and (iii) expressed in terms of a progression within a specified range.

(c)    To the extent permitted by Section 162(m) of the Code, unless the Committee provides otherwise at the time of establishing the Performance Goals with respect to a Section 162(m) Award, for each fiscal year of the Company, the Committee shall have the authority to make equitable adjustments to the Performance Measures in recognition of any Unusual or Non-Recurring ltem(s) affecting the Company or any Subsidiary or Affiliate.

(d)    For each Section 162(m) Award, the Committee shall (i) select the Participant who shall be eligible to receive a Section 162(m) Award, (ii) determine the Performance Goals, (iii) determine the applicable period of service to which the Performance Goals relate (the "Performance Period"), and (iv) determine, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the Participant if the Performance Goal is obtained. The Committee shall make the foregoing determinations prior to the commencement of the Performance Period applicable to an Award (or within the permissible time period established under Section 162(m) of the Code) and while the outcome of the Performance Goals is substantially uncertain.

14.3 Certification of Attainment of Performance Goals: Negative Discretion.

(a)    After each Performance Period, but in all cases prior to payment or settlement of a Section 162(m) Award, the Committee shall certify in writing (which may include the written minutes for any meeting of the Committee) that the Performance Goals and all other material terms applicable to a Section 162(m) Award were in fact satisfied. At the time of such certification, the Committee shall also determine the amount of compensation payable to the Participant as a result of the attainment of such Performance Goals. The Committee shall have no discretion to waive all or part of the Performance Goals applicable to the receipt of full or partial payment of a Section 162(m) Award, except in the case of a Change in Control or the death or Disability of a Participant.

(b)    Notwithstanding the foregoing, the Committee may, in its discretion, reduce any Section 162(m) Award based on such factors as may be determined by the Committee, including, without limitation, a determination by the Committee that such a reduction is appropriate in light of pay practices of competitors, or the performance of the Company, a Subsidiary or a Participant relative to the performance of competitors, or performance with respect to the Company's strategic business goals.

14.4 Individual Participant Limitations. Subject to adjustment as provided in Section 4.2, with respect to Section 162(m) Awards and Stock Options and Stock Appreciation Rights intended to be exempt from the deduction limitation under Code Section 162(m), no Participant in any one fiscal year of the Company may be granted (a) Stock Options or Stock Appreciation Rights with respect to more than 800,000 shares of Common Stock each; (b) Restricted Stock or Restricted Stock Units with respect to more than 400,000 shares of Common Stock each; and (c) Performance Shares, Incentive Bonus Awards and Other Stock Based Awards that are denominated in shares of Common Stock with respect to more than 400,000 shares of Common Stock each. The maximum dollar value payable to any Participant in any one fiscal year of the Company with respect to Restricted Stock Units, Performance Units or Incentive Bonus Awards or Other Stock-Based Awards that may be settled in cash or other property (other than Common Stock) is $6,000,000. If an Award is cancelled, the cancelled Award shall continue to be counted towards the applicable limitations. The limitations in this Section 14.4 shall be interpreted and applied in a manner consistent with Section 162(m) of the Code.

15. Change in Control

15.1 Effect of a Change in Control.

(a)    The Committee may, at the time of the grant of an Award and as set forth in an Award Agreement, provide for the effect of a "Change in Control" on an Award. Such provisions may include any one or more of the following: (i) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from any Award, (ii) the elimination or modification of performance or other conditions related to the payment or other rights under an Award, (iii) provision for the cash settlement of an Award for an equivalent cash value, as determined by the Committee, or (iv) such other modification or adjustment to an Award as the Committee deems appropriate to maintain and protect the rights and interests of Participants upon or following a Change in Control. To the extent necessary for compliance with Section 409A of the Code, an Award Agreement shall provide that an Award subject to the requirements of Section 409A that would otherwise become payable upon a Change in Control shall only become payable to the extent that the requirements for a "change in control" for purposes of Section 409A have been satisfied.

(b)    Notwithstanding anything to the contrary set forth in the Plan, unless otherwise provided by an Award Agreement, upon or in anticipation of any Change in Control, the Committee may, in its sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control: (i) cause any or all outstanding Options and Stock Appreciation Rights held by Participants affected by the Change in Control to become vested and immediately exercisable, in whole or in part; (ii) cause any or all outstanding Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Incentive Bonus Award, and any other Award held by Participants affected by the Change in Control to become nonforfeitable, in whole or in part; (iii) cancel any Option or Stock Appreciation Right in exchange for a substitute option in a manner consistent with the requirements of Treasury Regulation. §1.424-1 (a) (notwithstanding the fact that the original Option may never have been intended to satisfy the requirements for treatment as an Incentive Stock Option); (iv) cancel any Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units held by a Participant in exchange for restricted stock or performance shares of or stock or performance units in respect of the capital stock of any successor corporation; (v) redeem any Restricted Stock held by a Participant affected by the Change in Control for cash and/or other substitute consideration with a value equal to the Fair Market Value of an unrestricted share of Common Stock on the date of the Change in Control; (vi) cancel any Option or Stock Appreciation Right held by a Participant affected by the Change in Control in exchange for cash and/or other substitute consideration with a value equal to (A) the number of shares of Common Stock subject to that Option or Stock Appreciation Right, multiplied by (B) the difference, if any, between the Fair Market Value per share of Common Stock on the date of the Change in Control and the exercise price of that Option or Stock Appreciation Right; provided, that if the Fair Market Value per share of Common Stock on the date of the Change in Control does not exceed the exercise price of any such Option or Stock Appreciation Right, the Committee may cancel that Option or Stock Appreciation Right without any payment of consideration therefor; (vii) cancel any Restricted Stock Unit or Performance Unit held by a Participant affected by the Change in Control in exchange for cash and/or other substitute consideration with a value equal to the Fair Market Value per share of Common Stock on the date of the Change in Control (provided that such cancelation and exchange does not violate Section 409A of the Code); (ix) cancel any unvested Award without any payment of consideration therefor; or (x) make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate.

16. General Provisions

16.1 Award Agreement. To the extent deemed necessary by the Committee, an Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of shares of Common Stock or units subject to the Award, the exercise price, base price, or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement may also set forth the effect on an Award of termination of Service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement.

16.2 Forfeiture Events/Representations.

(a)    The Committee may specify in an Award Agreement at the time of the Award that the Participant's rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of Service for cause (and may include termination of Service for other reasons than cause), violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company. The Committee may also specify in an Award Agreement that the Participant's rights, payments and benefits with respect to an Award shall be conditioned upon the Participant making a representation regarding compliance with noncompetition, confidentiality or other restrictive covenants that may apply to the Participant and providing that the Participant's rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment on account of a breach of such representation. In addition, (i) Awards and any compensation directly attributable to Awards may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 1 OD of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law and (ii) any Award Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

(b)    Notwithstanding anything contained herein to the contrary, Full Value Awards made to an Eligible Person who is an employee of the Company or a Subsidiary shall, except for acceleration of vesting due to death, disability, retirement or a Change in Control, become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less one year) following the Date of Grant; provided, however, that notwithstanding the foregoing, Full Value Awards that result in the issuance of an aggregate of up to 5% of the shares of Common Stock available for issuance pursuant to Section 4.1 (a) may be granted to Eligible Persons who are employees of the Company or a Subsidiary without respect to such minimum vesting provisions.

16.3 No Assignment or Transfer: Beneficiaries.

(a)    Awards under the Plan shall not be assignable or transferable by the Participant, except by will or by the laws of descent and distribution, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, the Committee may provide in an Award Agreement that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant's death. During the lifetime of a Participant, an Award shall be exercised only by such Participant or such Participant's guardian or legal representative. In the event of a Participant's death, an Award may, to the extent permitted by the Award Agreement, be exercised by the Participant's beneficiary as designated by the Participant in the manner prescribed by the Committee or, in the absence of an authorized beneficiary designation, by the legatee of such Award under the Participant's will or by the Participant's estate in accordance with the Participant's will or the laws of descent and distribution, in each case in the same manner and to the same extent that such Award was exercisable by the Participant on the date of the Participant's death.

(b)    Limited Transferability Rights. Notwithstanding anything else in this Section 16.3 to the contrary, the Committee may in its discretion provide in an Award Agreement that an Award in the form of a Nonqualified Stock Option, share-settled Stock Appreciation Right, Restricted Stock, Performance Share or share-settled Other Stock-Based Award may be transferred, on such terms and conditions as the Committee deems appropriate, either (i) by instrument to the Participant's "Immediate Family" (as defined below), (ii) by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to the Participant's designated beneficiaries, or (iii) by gift to charitable institutions. Any transferee of the Participant's rights shall succeed and be subject to all of the terms of the applicable Award Agreement and the Plan. "Immediate Family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

16.4 Rights as Stockholder. A Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.2 hereof, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for dividend payments or dividend equivalent rights.

16.5 Employment or Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or Participant any right to continue in the Service of the Company or any of its Subsidiaries, or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or other service relationship of an Eligible Person or Participant for any reason at any time.

16.6 Fractional Shares. In the case of any fractional share or unit resulting from the grant, vesting, payment or crediting of dividends or dividend equivalents under an Award, the Committee shall have the discretionary authority to (i) disregard such fractional share or unit, (ii) round such fractional share or unit to the nearest lower or higher whole share or unit, or (iii) convert such fractional share or unit into a right to receive a cash payment.

16. 7 Other Compensation and Benefit Plans. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or any Subsidiary, including, without limitation, under any bonus, pension, profit-sharing, life insurance, salary continuation or severance benefits plan, except to the extent specifically provided by the terms of any such plan.

16.8 Plan Binding on Transferees. The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, the Participant's executor, administrator and permitted transferees and beneficiaries. In addition, all obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

16.9 Foreign Jurisdictions. The Committee may adopt, amend and terminate such arrangements and grant such Awards, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to comply with any tax, securities, regulatory or other laws of other jurisdictions with respect to Awards that may be subject to such laws. The terms and conditions of such Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of the Plan, not inconsistent with the intent of the Plan, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose.

16.10 Substitute Awards in Corporate Transactions. Nothing contained in the Plan shall be construed to limit the right of the Committee to grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity. Without limiting the foregoing, the Committee may grant Awards under the Plan to an employee or director of another corporation who becomes an Eligible Person by reason of any such corporate transaction in substitution for awards previously granted by such corporation or entity to such person. The terms and conditions of the substitute Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Any shares of Common Stock subject to these substitute Awards shall not be counted against any of the maximum share limitations set forth in the Plan.

16.11 Stockholder Agreements: Restrictions. Upon the grant of any Award or the distribution of Common Stock pursuant to any Award (as applicable), the Participant (or legal representative) may be required to become a party to a Stockholders Agreement and/or related agreement(s), which shall include such terms and conditions (including without limitation, call rights, drag-along rights and refusal rights), as may be determined by the Committee in its sole discretion.

17. Legal Compliance

17.1 Securities Laws. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares. All Common Stock issued pursuant to the terms of this Plan shall constitute "restricted securities," as that term is defined in Rule 144 promulgated pursuant to the Securities Act, and may not be transferred except in compliance herewith and with the registration requirements of the Securities Act or an exemption therefrom. Certificates representing Common Stock acquired pursuant to an Award may bear such legend as the Company may consider appropriate under the circumstances. If an Award is made to an Eligible Person who is subject to Chinese jurisdiction, and approval of the Award by China's State Administration of Foreign Exchange is needed, the Award may be converted to cash or other equivalent amount if and to the extent that such approval is not obtained.

17.2 Incentive Arrangement. The Plan is designed to provide an on-going, pecuniary incentive for Participants to produce their best efforts to increase the value of the Company. The Plan is not intended to provide retirement income or to defer the receipt of payments hereunder to the termination of a Participant's employment or beyond. The Plan is thus intended not to be a pension or welfare benefit plan that is subject to Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and shall be construed accordingly. All interpretations and determinations hereunder shall be made on a basis consistent with the Plan's status as not an employee benefit plan subject to ERISA.

17.3 Unfunded Plan. The adoption of the Plan and any reservation of shares of Common Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant's permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a granter trust, subject to the claims of the Company's creditors or otherwise, to discharge its obligations under the Plan.

17.4 Section 409A Compliance. To the extent applicable, it is intended that the Plan and all Awards hereunder comply with the requirements of Section 409A of the Code (or an exemption therefrom), and the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code, the Committee shall have the authority to take such actions and to make such interpretations or changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements, provided that the Committee shall act in a manner that is intended to preserve the economic value of the Award to the Participant. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on any Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. Notwithstanding anything in the Plan to the contrary, all or part of an Award payment to a Participant who is determined to constitute a Code Section 409A "Specified Employee" at the time of separation from service, shall be delayed (if then required) under Code Section 409A, and paid in an aggregated lump on the first business day after six (6) months have lapsed following the Participant's separation from service, or the date of the Participant's death, if earlier. Any remaining payments shall be paid on their regularly scheduled payment dates. For purposes of the Plan and any Agreements issued under the Plan, the phrases "separation from service," "termination of employment" and "employment termination" shall be deemed to mean "separation from service" as defined by Code Section 409A.

17.5 Tax Withholding.

(a)    The Company shall have the power and the right to deduct or withhold, or require a participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan, but in no event shall such deduction or withholding or remittance exceed the minimum statutory withholding requirements. Notwithstanding the foregoing, if a minimum statutory amount of withholding does not apply under the laws of any foreign jurisdiction, the Company may withhold such amount for remittance to the applicable taxing authority of such jurisdiction as the Company determines in its discretion, uniformly applied, to be appropriate.

(b)    If permitted under an Award Agreement or authorized by the Committee, (i) a Participant may, in order to fulfill the minimum statutory withholding obligation, tender previously-acquired shares of Common Stock or have shares of stock withheld from the exercise, provided that the shares have an aggregate Fair Market Value sufficient to satisfy in whole or in part the applicable minimum withholding taxes, and (ii) the broker-assisted exercise procedure described in Section 6.5 may also be utilized to satisfy the withholding requirements related to the exercise of a Stock Option.

(c)    Notwithstanding the foregoing, a Participant may not use shares of Common Stock to satisfy the withholding requirements to the extent that (i) there is a substantial likelihood that the use of such form of payment or the timing of such form of payment would subject the Participant to a substantial risk of liability under Section 16 of the Exchange Act; or (ii) such withholding would constitute a violation of the provisions of any law or regulation (including the Sarbanes-Oxley Act of 2002).

17.6 No Guarantee of Tax Consequences. Neither the Company, the Board, the Committee nor any other Person make any commitment or guarantee that any federal, state, local or foreign tax treatment will apply or be available to any Participant or any other person hereunder.

17. 7 Stock Certificates: Book Entry Form. Notwithstanding any provision of the Plan to the contrary, unless otherwise determined by the Committee or required by any Applicable Law, rule or regulation, any obligation set forth in the Plan pertaining to the delivery or issuance of stock certificates evidencing shares of Common Stock may be satisfied by having issuance and/or ownership of such shares recorded on the books and records of the Company (or, as applicable, its transfer agent or stock plan administrator).

17.8 Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

17.9 Governing Law. The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.

18. Effective Date, Amendment and Termination

18.1 Effective Date. The original effective date of the Plan was February 24, 2015. The amended and restated Plan will become effective on December 10, 2019, the date approved by the Board, contingent on approval by the Company’s stockholders; provided, however, that the original Plan shall remain in place, effective as of the original effective date, if the amended and restated Plan is not approved by the Company’s stockholders.

18.2 Amendment: Termination. The Board may suspend or terminate the Plan (or any portion thereof) at any time and may amend the Plan at any time and from time to time in such respects as the Board may deem advisable or in the best interests of the Company or any Subsidiary. No such amendment, suspension or termination shall materially and adversely affect the rights of any Participant under any outstanding Awards, without the consent of such Participant. The Plan will continue in effect until terminated in accordance with this Section 18.2; provided, however, that no Award will be granted hereunder on or after the 10th anniversary of the date of the amended and restated Plan's adoption by the Board; but provided further, that Awards granted prior to such 10th anniversary may extend beyond that date.

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BLUE BIRD CORPORATION
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PROXY	Please mark your votes like this	X
THE BOARD OF DIRECTORS FAVORS A VOTE "FOR ALL" IN THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2, 3 AND 5, AND FOR “3 YEARS” IN THE CASE OF PROPOSAL 4, AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

1. To elect the following three (3) Class III directors to serve for a three-year term until the 2023 Annual Meeting of Stockholders:	FOR ALL ☐	WITHHOLD FOR ALL ☐	FOR ALL EXCEPT ☐		Mark here if you plan to attend the 2020 Annual Meeting of Stockholders:	☐
(1) Douglas Grimm
(2) Phil Horlock
(3) Connor Wentzell

(Instruction: To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line above.)

2. To approve the Blue Bird Corporation Amended and Restated 2015 Omnibus Equity Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3. Advisory vote on executive compensation (“say-on-pay”).	FOR ☐	AGAINST ☐	ABSTAIN ☐
4. Advisory vote on how frequently stockholders will be provided a “say-on-pay” vote.	3 Years ☐	2 Years ☐	1 Year ☐	ABSTAIN ☐
5. To ratify the appointment of the Company’s independent registered public accounting firm for the 2020 fiscal year.	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOTE: TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJORNMENTS.					CONTROL NUMBER

Signature	Signature, if held jointly	Date	, 2020
Note: Please sign and date this Proxy exactly as name(s) appears on the mailing label. When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In case of joint tenants, each joint owner must sign.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held March 4, 2020.

The Proxy Statement and our 2019 Annual Report to Stockholders are available at: http://www.cstproxy.com/blue-bird/2020

FOLD HERE ● DO NOT SEPARATE ● INSERT IN ENVELOPE PROVIDED

PROXY

THIS PROXY IS BEING SOLITITED ON BEHALF OF THE BOARD OF DIRECTORS

BLUE BIRD CORPORATION
REVOCABLE PROXY

The undersigned hereby appoints Mr. Phil Horlock and Mr. Paul Yousif, and each of them, with full power of substitution to each, the proxies of the undersigned to vote all shares of common stock of Blue Bird Corporation (the “Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 9:00 a.m. (local time) on Wednesday, March 4, 2020 at the Macon Marriott City Center, 240 Coliseum Drive, Macon, Georgia 31217, or at any adjournments or postponements thereof upon the following:

(Continued and to be marked, dated and signed, on the other side)